As filed with the Securities and Exchange Commission on August 12, 2011

Registration No. 333-176258

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A5

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DREAM HOMES LIMITED

(Exact name of Registrant as specified in its charter)

Nevada	1520	26-1917476
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

314 Route 9

Forked River, New Jersey 08731

(609) 693 – 8881 Ext. 102

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Vincent Simonelli

Chief Executive Officer

Dream Homes Limited

314 Route 9

Forked River, New Jersey 08731

(609) 693 – 8881 Ext. 102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher H. Dieterich, Esq.

Dieterich & Associates, LP

11835 West Olympic Blvd., Suite 1235E

Los Angeles, California 90064

(310) 312-6888

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated file, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting
company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to	Offering Price	Aggregate	Amount of
Securities to be Registered	be Registered (1)	Per Share(2)	Offering Price	Registration Fee

Common Stock, $0.001 par value per share	5,000,000	$1.00	$5,000,000	$580.50

(1) Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder because of stock splits, stock dividends, or similar transactions.

(2) Estimated solely for calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, using the price included in the Company’s most recent private placement, which occurred in September 2010.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated May __, 2012

Prospectus

Dream Homes Limited.

5,000,000 Shares
Common Stock

Maximum Offering Price per Share $1.00

This is the initial public offering of common stock of Dream Homes Limited (“Dream Homes”, the “Company”, “we”, “us” or in the possessive “our”). Before this offering, there has been no public market for our common stock and our common stock is not listed on any stock exchange or on the over-the-counter market. Any funds raised under this offering will be immediately available to the Company, as there is no “minimum” amount necessarily raised, and they will not be returned to the investor under any circumstances.

The securities offered in this Prospectus involve a high degree of risk. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 9.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This distribution of our common shares is the first public distribution of our shares. It is our intention to seek a market maker to publish quotations for our shares on the OTC Electronic Bulletin Board (“Bulletin Board”). So far, no one has agreed to be our primary market maker on the Bulletin Board. We can provide no assurance to you that a public market for our shares will develop and if so, what the market price of our shares may be. The Company, on a best efforts basis, will offer the shares at $1.00 per share. There is no minimum amount needed to close this offering.

We are not a blank check company and have no plans to engage in a business combination during or after this offering.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May __, 2012

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This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on behalf of the Company that is different from that contained in this prospectus. You should not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered by this prospectus under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the date of delivery of this prospectus or of any sales of these securities. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus may be used only in jurisdictions where it is legal to sell these securities.

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EXPLANATORY NOTE

In this Registration Statement, “the Company”, “we”, “us”, and “our” refer to Dream Homes Limited.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus are “forward-looking statements” These statements are based on the current expectations, forecasts, and assumptions of our management and are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are sometimes identified by language such as “believe,” “may,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “appear,” “future,” “likely,” “probably,” “suggest,” “goal,” “potential” and similar expressions and may also include references to plans, strategies, objectives, and anticipated future performance as well as other statements that are not strictly historical in nature. The risks, uncertainties, and other factors that could cause our actual results to differ materially from those expressed or implied in this prospectus include, but are not limited to, those noted under the caption “Risk Factors” beginning on page 8 of this prospectus. Readers should carefully review this information as well the risks and other uncertainties described in other filings we may make after the date of this prospectus with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on forward-looking statements. They reflect opinions, assumptions, and estimates only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements in this prospectus, whether as a result of new information, future events or circumstances, or otherwise.

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PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before buying shares of our common stock. You should read the entire prospectus and any prospectus supplements carefully, especially the sections entitled “Caution Regarding Forward Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” together with our financial statements and the related notes included elsewhere in this prospectus and in any prospectus supplements related thereto, before deciding to purchase shares of our common stock.

Dream Homes Limited.

Depending upon the context, the terms “Dream Homes Limited”, “Dream Homes”, “Company,” “we,” “our” and “us,” refers to either Dream Homes Limited alone or Dream Homes Limited and its subsidiaries collectively.

Organizational History

Dream Homes Limited (the “Company”) was incorporated in the State of Nevada on January 29, 2008 as Foxmoor Holdings Corp. It amended its Articles to and recently changed its name to Dream Homes Limited on July 30, 2010. It is a newly created entity with the business purpose of expanding, exploring and capitalizing on the current and future opportunities for real estate development and construction, primarily in the southern New Jersey market. It intends to utilize the real estate expertise of its managers and owners, who for the time being will be devoting substantial portions of their time and energies on a volunteer basis to Dream Homes Limited. We have not generated any revenues from operations, but must be considered a start-up business. Our statutory registered agent in Nevada is Robert M. Terry. Our administrative office is located at 314 Rt. 9, Forked River, NJ 08731. Our telephone number is (609) 693-8881, extension 102, and our website remains under construction.

Dream Homes Limited’s potential operations include the development, sale of a variety of approved and improved properties, residential communities, including construction of entry-level and first time move-up single-family and multi-family homes.

Summary Financial Data

Because this is only a summary of our financial information, it does not contain all of the financial information that may be important to you. Therefore, you should carefully read all of the information in this prospectus and any prospectus supplement, including the financial statements and their explanatory notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before making a decision to invest in our common stock. The information contained in the following summary is derived from our financial statements for the fiscal years ended December 31, 2011, 2010, and 2009.

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Statement of Operations Data:

	Nine Months Ended September 30,		Year Ended December 31,
	2011	2010	2011	2010
Revenue from the sale of homes	$-	$-	$-	$-
Cost of homes sold	-	-	-	-
Common stock issued for consulting services	-	825,000	-	825,000
Professional fees accrued or paid with cash	47,238	7,000	117,286	9,090
Selling, general, and administrative	363	215	1,071	276
Rent	9,000	9,000	12,000	12,000
Depreciation	300	300	400	400
Total operating expenses	56,901	841,515	130,757	846,766

Net loss	$(61,701)	$(838,815)	$(130,757)	$(859,881)

Balance Sheet Data:

	Nine Months Ended September 30,		Year Ended December 31,
	2011	2010	2011	2010
Cash and cash equivalents	$-	$36	$21,444	$485
Miscellaneous receivables	-	-	-	-
Property held for development	414,765	414,765	424,765	414,765
Due from related parties	84,986	227,557	24,742	84,986
Office equipment, net	992	1,100	600	1,000

Total assets	$500,743	$643,458	$471,551	$501,236

Net stockholders’ equity	$307,524	$390,291	$232,068	$369,225

Our Principal Executive Offices. Our principal executive offices are located at 314 Route 9, Forked River, New Jersey 08731. Our telephone number is (609) 693-8881, extension 102 and our website address is www.dreamhomesltd.com. Information included or referred to on our website is not a part of this prospectus.

Market Data and Industry Information

We obtained the market data and industry information contained in this prospectus from internal surveys, estimates, reports, and studies, as appropriate, as well as from market research, publicly available information, and industry publications. Although we believe our internal surveys, estimates, reports, studies and market research, as well as industry publications are reliable, we have not independently verified such information.

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Summary of the Offering

Shares of common stock offered by us	5,000,000 shares

Offering Price	$1.00 per share

Use of proceeds	We intend to use such proceeds for working capital, reduction of indebtedness, acquisitions and other general corporate purposes.

Risk Factors	Shares are being offered by the Company on a “Best Efforts” basis, meaning that there is no assurance that any or all of the remaining Offering will be sold. An investment in our common stock is speculative and involves substantial risks. You should read the “Risk Factors” section of this prospectus for a discussion of certain factors to consider carefully before deciding to invest in shares of our common stock.

Plan of Distribution	The shares of common stock covered by this prospectus may be sold by the Registrant in the manner described under “Plan of Distribution”, starting on page 36 of this Prospectus.

OTC Bulletin Board Symbol	The Common Stock of Dream Homes does not have a trading symbol at this time.

Questions and Answers about the Offering

Q. How many Dream Homes Ltd. Shares will I receive?

A. Dream Homes will issue to you one(1) share of our common stock for each dollar ($1.00) that you choose to invest. Fractional shares will not be allowed.

Q. What are shares of Dream Homes worth?

A. The value of our shares will be initially set at $1.00, but their ultimate value will be determined by their trading price after the offering, and assuming that we become a trading company. We do not know what the trading price will be and we can provide no assurances as to value or even if the shares will trade at all.

Q. What will Dream Homes do after the offering?

A. The Company’s business will not change as a result of this transaction. We are currently a development-state enterprise.

Q. Will Dream Homes shares be listed on a national stock exchange or the NASDAQ Stock Market.

A. Our shares will not be listed on any national stock exchange nor on the NASDAQ Stock Market. It is our hope that the shares will be quoted by one or more market makers on the Bulletin Board.

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RISK FACTORS

The Purchase of the Shares is highly speculative and involves a high degree of risk. Each prospective Investor is urged to consider carefully the risk factors discussed below, in addition to the risks set forth elsewhere, in determining whether an investment in the Company should be made and is appropriate for them. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

We are a Development Stage Company and have no Revenue from the Sale of Homes.

Dream Homes is a development-stage company, which was formed several years ago to pursue a strategy of acquiring vacant land, securing entitlements on that land for residential or commercial development, and then accomplishing that development, which would lead to the sale of residential housing. We have, to date, not completed any homes for sale and therefore consider our status as that of development stage. We have, in the past, acquired rights to purchase vacant land, and we have the rights available to us to construct homes on certain parcels, but lack the financing to commence construction. We have incurred cash and significant non-cash operating losses in this pre-construction phase of the business, but we have not received any revenues from home sales.

Added Costs Due to Being a Public Company.

There is a substantial increase of costs to the Company because of being Public. These costs include, but are not limited to the cost of conducting a yearly audit of the financial condition and quarterly reviews of the Company and such costs can be in excess of $50,000 yearly. In addition, there can be additional legal costs associated with preparing all necessary filings with the Securities and Exchange Commission or other regulatory body, if the Company is subject to the reporting requirements of section 13 or 15(d) of the Securities Act. There are also assorted other additional costs to the Company for being Public. Because of all of these additional costs, the Company is likely to be less profitable, if it becomes profitable, if it does not generate enough revenue, when and if commences producing revenue, to cover the additional costs.

Our Board of Directors does not contain any independent directors.

Our board is composed of two members, Vincent Simonelli and Richard Pezzullo. Mr. Simonelli current owns 78.68% of the issued and outstanding common stock shares of Dream Homes. Mr. Pezzullo is an employee of Dream Homes, serving as the VP of Information Technology, as well as second member of the board. Thus, the Board members are not an “independent” director, based on the independence criteria set forth in the corporate governance listing standards of the NASDAQ Stock Market. The NASDAQ is the exchange that we selected in order to determine whether our directors and committee members meet the independence criteria of a national securities exchange, as required by Item 407(a)(1) of Regulation S-K. An independent director means a person who is not an employee (or a relative of an employee), who has no material business relationship with the company, and is not a significant owner of the company’s shares. Due to our small size, the Company does not presently have a separately designated audit committee, compensation committee, or nominating committee.

We have a history of no revenue and no income and recent losses since our inception that may continue and cause investors to lose their entire investment.

Dream Homes Limited (formerly Foxmoor Holdings Corp), (“Dream Homes”), is a Nevada corporation formed on January 29, 2008 and it has cumulative net losses amounting to $3,031,942 from Inception to December 31, 2011, losses amounting to $859,881 for the year ended December 31, 2010 and losses amounting to $137,157 for year ended December 31, 2011.

Because of these conditions, we will require additional working capital to develop our business operations. We have not achieved profitability, are still in the development stage, and can give no assurances that we will achieve profitability within the near future, as we fund operating and capital expenditures, in such areas as sales and marketing and research and development. We cannot assure investors that we will ever achieve or sustain profitability or that our operating losses will not increase in the future. If we continue to incur losses, we will not be able to fund any of our sales and marketing and research and development activities, and we may be forced to cease our operations. If we are forced to cease operations, investors will lose the entire amount of their investment.

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Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing and which may force us to cease operations.

In their report dated April 15, 2011, our independent auditors stated that our financial statements for the year ended December 31, 2009 and 2010 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised because of recurring losses from operations and cash flow deficiencies since our inception. We continue to experience net losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources. These include obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions. In light of our financial position, and the current global credit crisis, we may be unable to raise working capital sufficient to continue to fund the operations of the business. If we are unable to continue as a going concern, you may lose your entire investment. Our management has currently been advancing funds to the Company to help sustain its operations on a non-interest bearing and unsecured basis. Given the difficult current economic environment, we believe that it will be difficult to raise additional funds and there can be no assurance as to the availability of additional financing or the terms upon which additional financing may be available. In addition, the going concern explanatory paragraph included in our auditor’s report on our financial statements could inhibit our ability to enter into strategic alliances or other collaborations or our ability to raise additional financing. If we are unable to obtain such additional capital, we will not be able to sustain our operations and would be required to cease our operations and/or seek bankruptcy protection. Even if we do raise sufficient capital and generate revenues to support our operating expenses, there can be no assurance that the revenue will be sufficient to enable us to develop our business to a level where it will generate profits and cash flows from operations. In addition, if we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly issued securities may have rights, preferences, or privileges senior to those of existing stockholders. If we obtain additional debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, and the terms of the debt securities issued could impose significant restrictions on our operations.

The loss of Vincent Simonelli, our Chief Execute Officer, or our inability to attract and retain qualified personnel could significantly disrupt our business.

We are wholly dependent, at present, on the personal efforts and abilities of Vincent Simonelli, our Chairman, Chief Executive Officer & Chief Financial Officer. He is 45 years old. The loss of services of Mr. Simonelli will disrupt, if not stop, our operations. In addition, our success will depend on our ability to attract and retain highly motivated, well-educated specialists to our staff. Our inability to recruit and retain such individuals may delay implementing and conducting our business on the internet, and or result in high employee turnover, which could have a materially adverse effect on our business or results of operations once commenced. There is no assurance that personnel of the caliber that we require will be available.

Because we have a limited operating history, we may not be able to successfully manage our business or achieve profitability, it will be difficult for you to evaluate an investment in our stock, and you may lose your entire investment.

We were initially formed in January 2008. We have a limited operating history. Our prospects must be considered in light of the risks, costs and difficulties frequently encountered by companies in their early stage of development. In order to be successful, we must, raise meaningful amounts of capital, commence construction and sell several houses to be profitable. There is, therefore, nothing at this time on which to base an assumption that our business will prove successful, and there is no assurance that it will be able to operate profitably if or when operations commence. You may lose your entire investment due to our lack of experience.

Risks Related to Our Business

Our home sales and operating revenues could decline due to macro-economic and other factors outside of our control, such as changes in consumer confidence and declines in employment levels.

Changes in national and regional economic conditions, as well as local economic conditions where we conduct our operations and where prospective purchasers of our homes live, may result in more caution on the part of homebuyers and, consequently, fewer home purchases. These economic uncertainties involve, among other things, conditions of supply and demand in local markets and changes in consumer confidence and income, employment levels, and government regulations. These risks and uncertainties could periodically have an adverse effect on consumer demand for and the pricing of our homes, which could cause our operating revenues to decline. Failure to achieve revenues, or a reduction in our revenues once achieved, could, in turn, negatively affect the market price of our securities. Although market conditions in the housing industry were strong in recent years, the market has significantly slowed in 2008 and 2009 in our markets, as new contracts have declined and cancellation rates have increased. The homebuilding industry is cyclical, has from time to time experienced significant difficulties, and is significantly affected by changes in general and local economic conditions such as:

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● employment levels and job growth;

● availability of financing for home buyers;

● interest rates;

● consumer confidence;

● housing demand; and

● population growth.

An oversupply of alternatives to new homes, such as rental properties and used homes could depress prices and reduce margins for the sale of new homes.

Weather conditions and natural disasters such as hurricanes, tornadoes, earthquakes, floods and fires can harm the local homebuilding business.

The difficulties described above could cause us to take longer and incur more costs to build our homes. We may not be able to recapture increased costs by raising prices in many cases because we fix our prices up to twelve months in advance of delivery by signing home sales contracts. In addition, some home buyers may cancel or not honor their home sales contracts altogether.

A substantial increase in mortgage interest rates or unavailability of mortgage financing may reduce consumer demand for our homes.

Virtually all purchasers of our homes finance their acquisitions through lenders providing mortgage financing. A substantial increase in mortgage interest rates or unavailability of mortgage financing would adversely affect the ability of prospective first time and move-up homebuyers to obtain financing for our homes, as well as adversely affect the ability of prospective move-up homebuyers to sell their current homes. As a result, once we commence sales, our margins, revenues, and cash flows may also be adversely affected.

If we are unsuccessful in competing against our homebuilding competitors, our market share could decline or our growth could be impaired and, as a result, our financial results could suffer.

Although we are a development-stage company, and not currently selling housing, competition in the homebuilding industry is intense, and there are relatively low barriers to entry into our business. Increased competition could hurt our business, as it could prevent us from acquiring attractive parcels of land on which to build homes or make such acquisitions more expensive, hinder our market share expansion, and lead to pricing pressures on our homes that may adversely affect our margins and revenues. If we are unable to successfully compete, our financial results could suffer and the value of, or our ability to service our debt, including the notes purchased through the February 2008 Private Placement could be adversely affected. Our competitors may independently develop land and construct housing units that are superior or substantially similar to our products. Furthermore, some of our competitors have substantially greater financial resources and lower costs of funds than we do. Many of these competitors also have longstanding relationships with subcontractors and suppliers in the markets in which we operate.

While the current market situation, (in which many of the national builders in the southern New Jersey area have either, temporarily, or permanently curtailed their residential home-building operations (at least anything considered speculative in nature)), is considered by Management to be a positive state of events, one wonders how long this fortunate circumstance can persist. Certainly, as the national and larger regional builders (Khov, Ryan, Pulte, Iacobucci) wade carefully back into the market, supply will necessarily increase. Classically, with all other variables remaining equal, increased supply generally serves as a depressant to prices. Nevertheless, one of Dream Homes’ competitive advantages is the experience of the management team in constructing starter or first time move-up homes on a speculative basis, while the competition generally persists in constructing only as firm commitments are in hand. This advantage will persist and remain as important, or increasingly more important, as the market continues to evolve.

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It is Management’s firm opinion that there currently exists, and will continue to exist for the foreseeable future, a vast market and housing demand, consisting of homebuyers in New Jersey who have previously been unable to afford homes. Good quality speculative residential inventory which is presented to this market intelligently, should be readily absorbed. While the competition often has financial resources, which (currently) dwarf that of the Company, the management team has the experience and proven ability to react more quickly and accurately to current market requirements. These qualities serve as a valuable barrier to entry in the very competitive residential housing market. This opinion is based upon the third-party surveys and statistical reports cited below in the section “Description of Business.”

We could experience an inability to acquire land for our housing developments if we are unable to obtain reasonably priced financing to support our homebuilding activities.

The homebuilding industry is capital intensive, and homebuilding requires significant up-front expenditures to acquire land and begin development. Accordingly, we incur substantial indebtedness to finance our homebuilding activities. Although private borrowings may become available to fund some of the acquisition-related capital needs, if such sources are not sufficient, we would then be forced to seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financing and/or securities offerings. The amount and types of indebtedness, which we may incur, are limited by the terms of the indentures governing notes and our other existing debt. See “Description of Other Existing Indebtedness.” In addition, the availability of borrowed funds, especially for land acquisition and construction financing, may be greatly reduced nationally, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with both new loans and the extension of existing loans. If we are not successful in obtaining sufficient capital to fund our planned capital and other expenditures, we may be unable to acquire land for our housing developments. The two properties that we have tentatively under contract currently provide for seller-assisted financing, but also have closing dates which could cause the contracts to be cancelled or lapse if those deadlines are not met, in which case we could lose those properties or be required to pay more than currently contracted for those properties. Additionally, if we cannot obtain additional financing to fund the purchase of land under our option contracts, we may incur contractual penalties and fees.

The Corporation may need to seek out loans from banks to finance these projects. As part of their financing agreements, the banks typically require Vincent Simonelli to personally guarantee these loans. If Mr. Simonelli cannot qualify as a guarantor and there is no one other than him in the Corporation to provide those guarantees, the financing of the deals may be adversely affected. We are currently past-due on a loan with a principal balance of $80,000, and, although the lender has been lenient to date and has not initiated any collection efforts, that status could change in the future and compromise the Corporation’s ability to conduct its business.

Two of our projects, Seaview Gardens and Redwood Avenue in the Galloway Township, are no longer under written agreement allowing for their purchase under specific terms previously agreed upon, which could lead to the inability of the Company to acquire and develop either or both of these projects.

On December 31, 2011, the then-existing written contracts for the acquisition of Seaview Gardens and the 38 lots comprising the Redwood Avenue project in the Galloway Township, lapsed and have not been, as of the date of this prospectus, extended. This status allows the owners of the properties to negotiate and possibly contract with other developers and sell the projects, without further regard to former rights of the Company. Should that occur, the Company will lose any costs it has advanced to secure the property purchases and to provide development rights on those properties.

We are subject to extensive government regulation, which could cause us to incur significant liabilities or restrict our business activities.

Regulatory requirements could cause us to incur significant liabilities and operating expenses and could restrict our projected business activities. We are subject to local, state, and federal statutes and rules regulating, among other things, certain developmental matters, building and site design, and matters concerning the protection of health and the environment. Our operating expenses may be increased by governmental regulations such as building permit allocation ordinances and impact and other fees and taxes, which may be imposed to defray the cost of providing certain governmental services and improvements. Other governmental regulations, such as building moratoriums and “no growth” or “slow growth” initiatives, which may be adopted in communities which have developed rapidly, may cause delays in home projects or otherwise restrict our projected development activities resulting in reductions in our revenues. Any delay or refusal from government agencies to grant us necessary licenses, permits, and approvals could have an adverse effect on our planned operations.

We may incur additional operating expenses due to compliance programs or fines, penalties and remediation costs pertaining to environmental regulations within our markets.

We are subject to a variety of local, state, and federal statutes, ordinances, rules, and regulations concerning the protection of health and the environment. The particular environmental laws, which apply to any given community, vary greatly according to the community site, the site’s environmental conditions, and the present and former use of the site. Environmental laws may result in delays, may cause expensive compliance programs and us to implement time consuming and may prohibit or severely restrict development in certain environmentally sensitive regions or areas. From time to time, the United States Environmental Protection Agency and similar federal or state agencies review homebuilders’ compliance with environmental laws and may levy fines and penalties for failure to strictly comply with applicable environmental laws or impose additional requirements for future compliance as a result of past failures. Any such actions taken with respect to us may increase our costs. Further, we expect that increasingly stringent requirements will be imposed on homebuilders in the future. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials such as lumber.

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We may be subject to significant potential liabilities because of construction defect, product liability, and warranty claims made against us.

As a homebuilder, we have been, and continue to be, subject to construction defect, product liability, and home warranty claims, including moisture intrusion and related mold claims, arising in the ordinary course of business. These claims are common to the homebuilding industry and can be costly.

With respect to certain general liability exposures, including construction defect, moisture intrusion and related mold claims and product liability, interpretation of underlying current and future trends, assessment of claims and the related liability and reserve estimation process is highly judgmental due to the complex nature of these exposures, with each exposure exhibiting unique circumstances. Furthermore, once claims are asserted for construction defects, it is difficult to determine the extent to which the assertion of these claims will expand geographically. Although we have obtained insurance for construction defect claims, such policies may not be available or adequate to cover any liability for damages, the cost of repairs, and/or the expense of litigation surrounding current claims, and future claims may arise out of uninsurable events or circumstances not covered by insurance and not subject to effective indemnification agreements with our subcontractors.

Our operating expenses could increase if we are required to pay higher insurance premiums or litigation costs for claims involving construction defect and product liability claims, which could cause our net income to decline.

The costs of insuring against construction defect and product liability claims are high, and the amount and scope of coverage offered by insurance companies is currently limited. This coverage may be further restricted and may become more costly.

Increasingly in recent years, lawsuits (including class action lawsuits) have been filed against builders, asserting claims of personal injury and property damage caused by the presence of mold in residential dwellings. Our insurance may not cover all of the claims, including personal injury claims, arising from the presence of mold, or such coverage may become prohibitively expensive. If we are not able to obtain adequate insurance against these claims, we may experience losses that could reduce our net income and restrict our cash flow available to service debt.

Historically, builders have recovered from subcontractors and their insurance carriers a significant portion of the construction defect liabilities and costs of defense that the builders have incurred.

Insurance coverage available to subcontractors for construction defects is becoming increasingly expensive, and the scope of coverage is restricted. If we cannot effectively recover from our subcontractors or their carriers, we may suffer greater losses, which could decrease our net income.

Builders’ ability to recover against any available insurance policy depends upon the continued solvency and financial strength of the insurance carrier that issued the policy. Many of the states in which we plan to build homes have lengthy statutes of limitations applicable to claims for construction defects. To the extent that any carrier providing insurance coverage to us or our subcontractors becomes insolvent or experiences financial difficulty in the future, we may be unable to recover on those policies, and our net income may decline.

Raw material and labor shortages and price fluctuations could delay or increase the cost of home construction and adversely affect our operating results.

The homebuilding industry has from time to time experienced raw material and labor shortages. In particular, shortages and fluctuations in the price of lumber or in other important raw materials could result in delays in the start or completion of, or increase the cost of, developing one or more of our residential communities. In addition, we contract with subcontractors to construct our homes. Therefore, the timing and quality of our construction depends on the availability, skill, and cost of our subcontractors. Delays or cost increases caused by shortages and price fluctuations could harm our operating results, the impact of which may be further affected by our ability to raise sales prices.

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We plan to conduct our construction operations only as a general contractor. Virtually all construction work is to be performed by unaffiliated third-party subcontractors. Consequently, we depend on the continued availability of and satisfactory performance by these subcontractors for the construction of our homes. There may not be sufficient availability of and satisfactory performance by these unaffiliated third party subcontractors in the markets in which we operate. In addition, inadequate subcontractor resources could have a material adverse effect on our business.

We experience fluctuations and variability in our operating results on a quarterly basis and, as a result, our historical performance may not be a meaningful indicator of future results.

Our operating results in a future quarter or quarters may fall below expectations of securities analysts or investors and, as a result, the market value of the common stock, whether trading or not, may fluctuate. Because of such variability, our historical performance may not be a meaningful indicator of future results. Our quarterly results of operations may continue to fluctuate in the future because of a variety of both national and local factors, including, among others:

● the timing of home closings and land sales;

● our ability to continue to acquire additional land or secure option contracts to acquire land on acceptable terms;

● conditions of the real estate market in areas where we operate and of the general economy;

● raw material and labor shortages;

● seasonal home buying patterns; and

● other changes in operating expenses, including the cost of labor and raw materials, personnel and general economic conditions.

Our future growth may include additional acquisitions of companies that may not be successfully integrated and may not achieve expected benefits.

Acquisitions of companies may contribute to our growth and be a component of our growth strategy. Consistent with this strategy, we may engage in discussions with and evaluate potential acquisition targets, some of which may be significant, although we currently have no binding definitive agreements for any significant acquisitions of companies. In the future, we may acquire other businesses. Because of acquisitions of companies, we may need to seek additional financing and integrate product lines, dispersed operations, and distinct corporate cultures. These integration efforts may not succeed or may distract our management from operating our existing business. Additionally, we may not be able to enhance our earnings because of acquisitions. Our failure to successfully manage future acquisitions could harm our operating results.

The occurrence of natural disasters could increase our operating expenses and reduce our revenues and cash flows.

The climates and geology of the states in which we operate (currently solely located within New Jersey) present increased risks of natural disasters. To the extent that hurricanes, severe storms, droughts, floods, wildfires or other natural disasters or similar events occur, our homes that might be under construction in the future or any of our building lots in such states could be damaged or destroyed, which may result in losses exceeding our insurance coverage. Any of these events could increase our operating expenses, impair our cash flows, and reduce our revenues, which could, in turn, negatively affect the market price of our securities.

Future terrorist attacks against the United States or increased domestic or international instability could have an adverse effect on our operations.

Adverse developments in the war on terrorism, future terrorist attacks against the United States, or any outbreak or escalation of hostilities between the United States and any foreign power, including the armed conflict with Iraq, may cause disruption to the economy, our company, our employees and our customers, which could adversely affect our revenues, operating expenses, and financial condition.

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Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses, which as a smaller public company may be disproportionately high.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, new SEC regulations, and stock market rules, are creating uncertainty for development companies such as us. These new and changing laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations, and standards will likely result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act and the related regulations regarding our required assessment of our internal controls over financial reporting and our independent registered public accounting firm’s audit of that assessment will require the commitment of significant financial and managerial resources. We expect these efforts to require the continued commitment of significant resources. Further, our board members, chief executive officer, and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could slow down our business. If we are unable to fully comply with new or changed laws, regulations and standards, or if our efforts differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed and our stock price may suffer.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and operating results. In addition, current and potential stockholders could lose confidence in our financial reporting, which could have an adverse effect on our stock price.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. Although we intend to augment our internal controls procedures and expand our accounting staff, there is no guarantee that this effort will be adequate.

During the course of our testing, we may identify deficiencies, which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal accounting controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Moreover, in the course of our testing, financial reporting deficiencies may be uncovered which could cause us to restate our financial results. Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our stock price.

Risks Related to the Offering

This offering is a “Best Efforts” offering with no firm commitment

Shares are being offered by the Company on a “Best Efforts” basis, meaning that there is no assurance that any or all of the remaining Offering will be sold. There is no minimum amount of funding required to be raised, and any funds raised may be immediately accessed by the Company and will not be returned to investors. There are risks to investors who participate in the Offering because if the Maximum amount is not raised, the remainder of the funds will not be forthcoming and that shortfall may jeopardize the ability of the Company to perform its business plan.

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The Company will have broad discretion as to use of proceeds

The Company’s management will have wide discretion as to the exact allocation, priority, and timing of the allocation of funds raised from the Offering. The allocation of the proceeds of the Offering may vary significantly depending upon numerous factors, including the success that the Company has in marketing its services and products. Accordingly, management will have broad discretion with respect to the expenditure of the net proceeds of the Offering. Investors purchasing the Shares offered herein will be entrusting their funds to the Company’s management, whose judgment the subscribers must depend on. We project that at the ‘minimum’ offering amount of approximately $600,000, we will utilize a portion of the funds raised to repay indebtedness (the $80,000 promissory note that remains outstanding). This could impair development and construction of other lots or parcels, as the funds would not be dedicated to ongoing construction or property acquisition. (See “Use of Proceeds”).

There will be a continuation of management control

The Company’s present officers, directors, and principal stockholders own a majority of the Company’s outstanding common stock. If the maximum offering occurs, the officers, directors, and principal stockholders will still own a majority of the outstanding voting stock. Management owns and would continue to own 12,000,000 shares, out of a total of 20252,010 that would then be issued and outstanding, meaning that Management would control 59.25% of the Company, even after a maximum offering. Therefore, the Company’s present management and principal stockholders will continue to be able to elect a majority of the directors and otherwise exert control over the Company, and the investors in the Offering will have very limited ability to remove, control, or direct the management. (See “Principal Stockholders”).

Investors will suffer dilution

Investors who purchase the Shares in the Offering may experience dilution in the book value of common stock, which they could acquire. (See “Dilution”).

Risks Related to Our Common Shares

Since this is a direct public offering and there is no underwriter, we may not be able to sell any shares ourselves.

We have not retained an underwriter to sell these shares. We will conduct this offering as a direct public offering, meaning there is no guarantee as to how much money we will be able to raise through the sale of our stock. If we fail to sell all the shares we are trying to sell, our ability to expand and complete our business plan will be materially affected, and you may lose all or substantially all of your investment.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

Our Common Stock Is A “Penny Stock”, And Compliance With Requirements For Dealing In Penny Stocks May Make It Difficult For Holders Of Our Common Stock To Resell Their Shares.

Currently there is no public market for our common stock. If the common stock is ever listed in, the public market in what is known as the over-the-counter market and at least for the near future, our common stock will be deemed a “penny stock” as that term is defined in Rule 3a51-1 under the Securities Exchange Act of 1934. Rule 15g-2 under the Exchange Act requires broker/dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain from these investors a manually signed and dated written acknowledgement of receipt of the document before effecting a transaction in a penny stock for the investor’s account. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third Parties or otherwise, which could have a material adverse effect on the liquidity and market price of our common stock.

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Penny stocks are stocks with a price of less than $5.00 per share unless traded on NASDAQ or a national securities exchange.

Penny stocks are also stocks, which are issued by companies with:

Net tangible assets of less than $2.0 million (if the issuer has been in continuous operation for at least three years); or $5.0 million (if in continuous operation for less than three years); or average revenue of less than $6.0 million for the last three years.

Insiders have substantial control over us and could limit your ability to influence the outcome of key transactions, including a change of control.

As of December 31, 2011, our principal stockholders, directors, and executive officers and entities affiliated with them owned approximately 78.6% of the outstanding shares of our common stock. As a result, these stockholders, if acting together, would be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. The concentration of ownership may have the effect of delaying, preventing, or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and may materially adversely affect the market price of our common stock.

Because of becoming a public company, we are obligated to develop and maintain proper and effective internal control over financial reporting and are subject to other requirements that will be burdensome and costly. We may not timely complete our analysis of our internal control over financial reporting, or these internal controls may not be determined to be effective, which could adversely affect investor confidence in our company and, as a result, the value of our common stock.

Prior to our initial public offering, we are operating our business as a private company. We will now be required to file with the Securities and Exchange Commission, or SEC, annual and quarterly information and other reports that are specified in Section 13 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We will also be required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. In addition, we are subject to other reporting and corporate governance requirements, including the requirements of listing on the OTCBB, and if listed for continuing to remain listed on the OTCBB, and certain provisions of the Sarbanes-Oxley Act of 2002 and the regulations promulgated there under, which impose significant compliance obligations upon us. As a public company, we will be required to:

●	Prepare and distribute periodic public reports and other stockholder communications in compliance with our obligations under the federal securities laws and OTCBB rules;

●	Create or expand the roles and duties of our board of directors and committees of the board;

●	Maintain a more comprehensive financial reporting and disclosure compliance functions;

●	Maintain an accounting and financial reporting department, including personnel with expertise in accounting and reporting for a public company;

●	Enhance and formalize closing procedures at the end of our accounting periods;

●	Maintain an internal audit function;

●	Enhance our investor relations function;

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●	Establish and maintain new internal policies, including those relating to disclosure controls and procedures; and

●	Involve and retain to a greater degree outside counsel and accountants in the activities listed above.

These requirements entail a significant commitment of additional resources. We may not be successful in implementing these requirements and implementing them could adversely affect our business or results of operations. In addition, if we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our results of operations on a timely and accurate basis could be impaired.

USE OF PROCEEDS

The ultimate use of proceeds will be dependent upon the amount of money actually raised by the sale of the shares being offered for sale under this registrations, with a projected use described in the table below, based upon four different potential results:

	25% of offering		50% of offering	75% of offering	100% of offering
Gross proceeds		$1,250,000	2,500,000	3,750,000	5,000,000
Offering expenses		$50,000	50,000	50,000	50,000
Net proceeds		$1,200,000	2,450,000	3,700,000	4,950,000

The net proceeds will be used as follows:
Office rent & administrative expenses		$10,000	15,000	20,000	30,000
Repayment of $80,000 Note		$80,000	80,000	80,000	80,000
Purchase on Keansburg property (1) (4)	$		1,250,000	1,250,000	1,250,000
Purchase on Redwood property (2) (4)		$450,000	(3) 450,000	1,160,000	1,160,000
Salaries		$150,000	450,000	500,000	500,000
Engineering, professional, approvals		$50,000	75,000	100,000	100,000
Marketing and advertising		$50,000	100,000	200,000	200,000
Working capital		$410,000	30,000	390,000	1,630,000

Total Net Proceeds		$1,200,000	2,450,000	3,700,000	4,950,000

(1)	For Keansburg property, Seller will hold a subordinate mortgage with a $1,250,000 additional deposit. Total purchase price is $4,712,000, less deposit, totaling $250,000. Balance of price shall be a subordinate mortgage for $3,212,000.
(2)	For Redwood property, Seller will hold a subordinate mortgage with a $1,160,000 additional payment. Total purchase price is $1,710,000, less deposit, totaling $200,000. Balance of price shall be a subordinate mortgage for $350,000.
(3)	This amount represents the acquisition, development, and construction of the first 1/3 of the 38 lots. Under this structure, it would be a 3-stage acquisition.
(4)	Construction financing is believed by management to be available with no greater than 50% debt on the underlying property. Financing has not been secured for the Redwood or Keansburg property.

DETERMINATION OF OFFERING PRICE

The shares will be sold at $1.00 per share until the offer is completed, or until the offer is terminated. This offering price is based upon the last private placement share price.

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DILUTION

As of December 31, 2011, we had a net tangible book value of $207,326 or $0.0136 per Share. Net tangible book value per Share represents our tangible assets, less its liabilities, divided by the number of Shares outstanding prior to the Offering.

If the Maximum Offering is sold, there will be 20,252,010 Shares of Common Stock outstanding, having a net tangible book value of $.0255 per share. The shareholders purchasing Shares will suffer an immediate dilution in value of $0.745 per share in the net tangible book value of Shares held by them. The immediate dilution in value is due in part to the lower net tangible book value of the Shares of Common Stock outstanding prior to the Offering and to the payment of the Offering expenses.

If the 50% Offering is sold, there will be 17,752,010 Shares of Common Stock outstanding, having a net tangible book value of $.151 per share. The shareholders purchasing Shares will suffer an immediate dilution in value of $0.849 per share in the net tangible book value of Shares held by them. The immediate dilution in value is due in part to the lower net tangible book value of the Shares of Common Stock outstanding prior to the Offering and to the payment of the Offering expenses.

If the 25% Offering is sold, there will be 16,502,010 Shares of Common Stock outstanding, having a net tangible book value of $.086 per share. The shareholders purchasing Shares will suffer an immediate dilution in value of $0.914 per share in the net tangible book value of Shares held by them. The immediate dilution in value is due in part to the lower net tangible book value of the Shares of Common Stock outstanding prior to the Offering and to the payment of the Offering expenses.

The immediate dilution in value represents the difference between the Offering Price and the net tangible book value per share immediately after the completion of the public offering. It is determined by subtracting net tangible book value per Share after the Offering from the amount paid by a Subscriber for a Share. The following tables illustrate the dilution of Subscribers in the Offering purchasing Shares.

	100%	50%	25%
Public Offering price	$1.00	$1.00	$1.00
Net tangible book value per Share of Common Stock before the Offering(1)	$0.0136	$0.0136	$0.0136
Net tangible book value per share after the Offering(1)	$0.255	$0.151	$0.086
Increase per Common Share attributable to offering	$0.2414	$0.1374	$0.0724
Dilution to Investors	$0.745	$0.849	$0.914

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SELLING SECURITY HOLDERS

None.

DESCRIPTION OF SECURITIES

We currently have authorized capital of 105,000,000 shares, 100,000,000 shares of which are designated as common stock, par value $0.001 per share. The remaining 5,000,000 shares are designated as shares of Preferred Stock of which none are issued and outstanding. Upon effectiveness of this Registration Statements, the Company will have outstanding 15,252,010 shares of common stock. Our common stock is not listed for trading on any exchange.

Common Stock

As of December 31, 2011, there were 15,252,010 shares of our common stock issued and outstanding held by 56 stockholders of record.

All shares of our common stock have equal voting rights and are entitled to one vote per share in all matters to be voted upon by our stockholders. The shares of common stock do not entitle their holders to any preemptive, subscription, conversion, or redemption rights, and may be issued only as fully paid and non-assessable shares. Cumulative voting in the election of directors is not permitted, which means that the holders of a majority of the issued and outstanding shares of common stock represented at any meeting at which a quorum is present will be able to elect our entire board of directors if they so choose. In that event, the holders of the remaining shares of common stock will not be able to elect any directors. In the event of our liquidation, each stockholder is entitled to receive a proportionate share of the assets available for distribution to stockholders after the payment of liabilities and after distribution in full of preferential amounts, if any, to be distributed to holders of our preferred stock. Holders of shares of common stock are entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by our board of directors out of funds legally available for dividends. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the board of directors. All issued and outstanding shares of our common stock are fully paid and non-assessable. The transfer agent and registrar for our common stock is Jersey Transfer and Trust.

Preferred Stock

The Company has one authorized class of preferred stock with 5,000,000 shares authorized to be issued. As of the date of this Registration Statement, no shares of Preferred Stock are issued and outstanding. Each share of Preferred Stock, when issued, may be converted by the holder at any time into the Company’s Common Stock at the rate of $1.00 per Common share issued. Shares of Preferred Stock are entitled to two (2) votes for any matter that is submitted to the Company’s shareholders for vote. Holders of Preferred Stock are also entitled to a five percent (5%) dividend rate, payable in cash or additional shares of Preferred Stock, and are granted a priority claim against the Company’s assets in the event of liquidation.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the near future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

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Convertible Securities

As of June 30, 2008, the Company has sold an aggregate of $80,000 in 8% convertible Notes, all of which remain outstanding as of the date of this prospectus

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The law firm of Dieterich & Associates LP has provided an opinion on the validity of our common stock.

DESCRIPTION OF BUSINESS

Our Company

We were incorporated in the State of Nevada on January 30, 2008 as Foxmoor Holdings Corp. We amended our Articles of Incorporation and recently changed its name to Dream Homes Limited on July 30, 2010. To date, we have not commenced operations and have not generated revenues, and must be considered a development stage company. Our statutory registered agent in Nevada is Robert M. Terry. Our administrative office is located at 314 Rt. 9, Forked River, NJ 08731. Our telephone number is (609) 693-8881, extension 102.

We seek to become a fully integrated real estate company specializing in the development and sale of approved and improved land, and construction of townhouses, single-family homes and various residential properties located throughout southern New Jersey. Our principal real estate operations will be conducted initially in the southern part of the State of New Jersey. It is our observation that the fundamental value of the land in southern New Jersey represented by Ocean, Atlantic, Cape May, Cumberland, Burlington, Gloucester and Salem counties, is currently at pricing levels, which have not been seen in New Jersey for 10 – 15 years.

Because of the reduction in land values in New Jersey as well as elsewhere in the United States to levels that we feel represent attractive investment opportunities; we have the opportunity to offer homes at more competitive and affordable pricing levels. Our initial investment goal is to purchase either fully improved or at least fully approved properties. Fully approved properties includes those having all the entitlements and permits in hand, and as needed, to post performance guarantees and/or file subdivision maps, and/or proceed with infrastructure construction, such as utilities, roads and other site improvements. We have adopted this business model to help reduce our exposure to the many risks and costs associated with land development.

From time to time, and as we come across an outstanding investment opportunity in land development priced at a level that justifies the inherent risks and costs associated with land development, the Company may contract for, and will bring through the approval process, various types of raw land. The Company will continue to allocate capital in the pursuit of approvals, since the risk/reward of developmental activity is so great. It should be noted that we do not generally take ownership of the property until the approval process has been completed, but rather control the property through contracts and options. In these instances, if we should fail to obtain approvals for any reason, whether through unsuitability, change of zoning or other factors, our loss shall be limited to the money expended for the approvals to that date. Our planned business model includes the acquisition, construction, and sale of a variety of residential properties, including construction of entry-level and first time move-up single-family and multi-family homes.

In addition to offering traditional stick frame construction of our homes, we may also offer modular and manufactured homes, townhomes and condominiums.

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In our opinion, the most effective business model for residential development and construction is to target the largest current and future segment of the home buying market, which appears to be primarily first-time and move-up purchasers. According to Zillow (http//www.zillow.com/local-info/NJ-hjome-value/r40/), the optimum size and price range for a starter or first time- move up single family home is 1600 – 2000 square feet and $180,000 -$230,000. Townhomes and condominium preferred size and price range is 1400 – 1800 square feet and $170,000 -$220,000.

In our opinion, the southern New Jersey real estate market represents one of the most attractive real estate investment opportunities, with the greatest opportunity for future appreciation being concentrated in Ocean, Atlantic, Cumberland, Burlington, Gloucester, Monmouth and Middlesex counties. These areas fall within 1-hour driving time, and serve as “bedroom” communities for, the Atlantic City, New York and Philadelphia metropolitan areas. In our opinion, the residential housing demand in this area, particularly in the market segments which we intend to address, enjoys a fundamental support level, based on several factors. These factors include excellent air, rail and road infrastructure, Atlantic City casino and support services, tourism, and a central location between Philadelphia and New York. In addition, historically and according to the NJ Housing Affordability Index (http://www.yourhousefast.com/housing-affor-index.asp) which is currently 126, housing is more affordable. In this case, the index being above 100 signifies that a family earning the median income has 26% more income than is necessary to qualify for a mortgage loan on a median-priced home, and therefore housing prices in these areas offer much better value than comparable properties in the North Jersey, New York and Philadelphia areas.

Nationwde, affordability is at an all-time high. According to the Nationall Assocaiton of Home Builders, the Housing Opportunity Index (HOI) is at a record level, with 75.9% of all new and existing homes sold in the fourth quarter of 2011 considered to be affordable to families earning the national median income of $64,200. See http://www.nahb.org/news_details.aspx?sectionID-135&newsID-15036 for more detail.

Zillow and the NJ Housing Affordability Index are publicly available at the web citations noted above, are constantly updated, and the Company’s management believes them to be accurate and reliable.

Employees

The Company currently is in the process of hiring or engaging up to 20 people, including, but not limited to, the following people listed below. As of December 31, 2011, the Company has not entered into any employment or consulting agreements. Currently, some of these people are employed by General Properties LLC., a company wholly owned by Vincent C. Simonelli, for which he serves full time as President.

John Kennedy, VP Construction, NJ

From 1987 to 1991, Mr. Kennedy was owner and General Manager of Jack Kennedy Construction, and specialized in the building of new homes and additions. From 1992 through 2006, Mr. Kennedy worked as a Construction Project Manager for several national builders, including Toll Brothers and Ryan Homes. In 2007, Mr. Kennedy joined Foxmoor Development, a related party, as a Regional Superintendent. Mr. Kennedy was formerly enlisted in the United States Marine Corp. and is OSHA certified.

April Martyn, VP Human Resources

Ms. Martyn began her career in 1985 at the Claridge Casino Hotel where she specialized in all aspects of Human Resources, specifically as the Manager of Employee/Labor Relations. Since leaving the casino industry in 2001, Ms. Martyn began working at Foxmoor Development, a related party, where she has held various positions from Secretary of Construction to Construction Site Supervisor. Ms. Martyn is certified by the American Arbitration Association, has held the titles of Vice President, and was a two term President of the National Management Association, Claridge Chapter.

Richard Pezzullo, VP Information Technology

Richard Pezzullo is a graduate of Cornell University and served 20 years in the US Army Reserve, attaining the rank of Major. Since 1990, he has built and continues to run Netcentric Computer Solutions, which provides Information Technology and CTO/CIO services and currently support over 15,000 workstations in 60 locations throughout the US, UK, Japan and Morocco.

Mr. Pezzullo regularly advises managers on the operational ramifications of decisions made regarding software deployment, employee retention and project implementation, and over the past 10 years his breadth of knowledge across industry lines has been beneficial to General Properties senior management. Rich lives in Freehold, NJ with his wife and children, ages 10, 13 and 14.

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MANAGEMENT POLICIES

It shall be the policy of management to conduct the business of the company under generally accepted practices, complying with all rules and regulations, which govern this type of business. The Company has also adopted a Code of Ethics which must be followed by all members of the management team and which is filed as Exhibit 14.1 hereto.

Properties

As of December 31, 2011, the Company had contracts for the purchase or joint venture of two real estate development projects with costs aggregating $424,765 as of December 31, 2011. Though deposits have been paid to the Sellers, and significant work has been done on these properties, as of January 1, 2012, the contract extensions for these properties have expired. The Company is in active discussions with the Sellers to extend and/or modify the Contracts, and Management feels there is a high likelihood that the Contracts will in fact be extended. However, at this time the Contracts have technically expired, each Seller is under no obligation to extend the respective contract any further, and the Company is at risk that some or all of its work and money may be forfeit.

38 lots – Redwood Avenue, Galloway Township

As of December 31, 2011, the Company has accumulated project costs aggregating $260,732. The Company had also secured a contract to purchase 38 approved lots in the Galloway Township. The Company’s interest in this property derives from a contract to purchase and is subject to obtaining full and complete approvals for a Sewer Extension and Road Improvement with the ability to file a subdivision map, create individual lots, and commence construction of infrastructure. The Company will be improving the property, constructing homes and selling them. The Company plans to target entry-level as well as first time-move up buyers, with homes projected to sell within a range of $219,900 to $259,900. The aggregate purchase price for this property was $1,710,000 less deposits, under the contract that expired on December 31, 2011. Under that agreement, the seller had agreed to hold a subordinated mortgage of $1,160,000. Management of the Company believes it can resurrect these contract terms, with the payment of additional interest, and possibly other consideration, although this may not occur.

Seaview Gardens – Monmouth County – Keansburg Property

As of December 31, 2011, the Company has accumulated project costs aggregating $154,033. The Company has contracted for a 48-unit waterfront condominium complex, which includes 10,000 sq. feet of retail space and is located in Monmouth County. This development is fully improved and site construction could start during 2012. The aggregate purchase price was $4,712,000 less deposits already tendered, under the contract that expired on December 31, 2011. The Company believes it can renew those terms, with the addition of some levels of interest and possible additional consideration. However, this renewal may not occur and any deposits will be lost.

Little Egg Harbor – Ocean County – 4 lots Radio Road Property

As of December 31, 2011, the Company has accumulated property costs aggregating $10,000. In a joint venture with Great Bay Little Egg LLC, the Company will be purchasing a 50% interest in 4 improved waterview lots in Little Egg Harbor. These fee-simple lots are fully improved and will be offered for sale to retail buyers with or without homes built to suit. The aggregate purchase price is $140,000, less the deposit of $10,000. The Great Bay Little Egg LLC is wholly-owned by two individuals, who together own 217,500 shares of the Company (ranging from 1.4% ownership interest, if only a few shares are sold, to 1.07% if all of the 5,000,000 shares being offered are sold). This agreement is not currently in default.

Legal Proceedings

To the knowledge of the officers and directors of the Company, neither the Company nor any of its officers or directors is a party to any material legal proceeding or litigation and such persons know of no material legal proceeding or litigation contemplated or threatened for the previous ten (10) years. Additionally, there are no judgments against the Company or its officers or directors. None of the officers or directors has been convicted of a felony or misdemeanor relating to securities or performance in corporate office.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations together with our financial statements and related notes included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements due to known and unknown risks, uncertainties and other factors, including those risks discussed under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a development stage corporation whose operations will include the purchase, development, construction and sales of townhouses, single-family homes and various residential properties located primarily in southern New Jersey. Though we have not commenced the actual construction of homes as of this date, we have been actively working on the development of various properties.

Events and Uncertainties that are critical to our business

As stated above, though we have performed development work, we have not started operations and like all new businesses face certain uncertainties, including expenses, difficulties, complications and delays frequently encountered in connection with conducting construction operations, including capital requirements and management’s potential underestimation of initial and ongoing costs. We have had no revenues since our inception. There is no guarantee that we will be able to generate sufficient sales to make our operations profitable. We may continue to have little or no sales and continue to sustain losses in the future. If we continue to sustain losses, we may be forced to curtail our operations and go out of business.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The critical accounting policies that affect our more significant estimates and assumptions used in the preparation of our financial statements are reviewed and any required adjustments are recorded on a monthly basis.

Revenue Recognition

Income Recognition

The Company will be primarily engaged in the development, construction, and sale of residential homes. Revenues and cost of sales are recorded at the time each home sale is closed and title and possession have been transferred to the buyer. Closing normally occurs shortly after construction is substantially completed.

Land, land development, and related costs (both incurred and estimated to be incurred in the future) will be amortized to the cost of homes closed based upon the total number of homes the Company expects to construct in each community. Any changes resulting from a change in the estimated number of homes to be constructed or a change in estimated costs subsequent to the commencement of delivery of homes are allocated to the remaining undelivered homes in the community. Home construction and related costs will be charged to the cost of homes closed under the specific identification method.

The estimated land, common area development, and related costs of master planned communities (including the cost of common area facilities, net of their estimated residual value) are allocated to individual communities within a master planned community on a relative sales value basis. Any changes resulting from a change in the estimated number of homes to be constructed or a change in estimated costs are allocated to the remaining lots in each of the communities of the master planned community.

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Land sales revenue and cost of sales are recorded at the time that title and possession of the property has been transferred to the buyer.

Warranty Costs:

Generally, the homebuyer will be provided a limited warranty that is underwritten through a third party warrantor. This limited warranty covers defects in materials and workmanship for the first year after closing and defects in electrical, plumbing, and mechanical systems for the first two years after closing. This limited warranty also covers major structural defects for up to 10 years after closing. The Company may have recourse against the subcontractors for claims relating to workmanship and materials. Estimated warranty costs are recorded at the time of closing.

Inventory

Inventory is stated at the lower of cost or fair value in accordance with Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.” In addition to direct land acquisition, land development and home construction costs, costs include interest, real estate taxes and direct overhead costs related to development and construction, which are capitalized to inventories during the period beginning with the commencement of development and ending with the completion of construction.

It takes approximately four to five years to fully develop, sell, and deliver all the homes in one of the Company’s typical communities. Longer or shorter periods are possible depending on the number of home sites in a community. The Company’s master planned communities, which may consist of several smaller communities, may take up to 10 years to complete. Since the Company’s inventory is considered a long-lived asset under accounting principles generally accepted in the United States, the Company is required to review the carrying value of each of its communities and write down the value of those communities for which it believes the values are not recoverable. When the profitability of a current community deteriorates or the sales pace declines significantly or some other factor indicates a possible impairment in the recoverability of the asset, the Company evaluates the property in accordance with the guidelines of SFAS No. 121. If this evaluation indicates an impairment loss should be recognized, the Company charges cost of sales for the estimated impairment loss in the period determined.

In addition, as is applicable, the Company will review land held for future communities or future sections of current communities, whether owned or under contract, to determine whether or not it expects to proceed with the development of the land, and, if so, whether it will be developed in the manner originally contemplated. Based upon this review, the Company decides: (a) as to land that is under a purchase contract but not owned, whether the contract will be terminated or renegotiated; and (b) as to land the Company may own, whether the land can be developed as contemplated or in an alternative manner, or should be sold. The Company then will determine which costs that have been capitalized to the property are recoverable and which costs should be written off.

The Company capitalizes certain project marketing costs and charges them against income as homes are closed.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of their short maturities.

Investments in and Advances to Unconsolidated Entities

The trends, uncertainties or other factors that have negatively affected the Company’s business and the industry in general have also affected the unconsolidated entities in which the Company has investments. The Company will review each of its investments in unconsolidated entities on a quarterly basis to determine the recoverability of its investment. The Company evaluates the recoverability of its investment in unconsolidated entities using similar methodology that it uses to evaluate its inventories. This evaluation entails a detailed cash flow analysis using many estimates including but not limited to expected sales pace, expected sales prices, expected incentives, costs incurred and anticipated, sufficiency of financing and capital, competition, and market conditions. When markets deteriorate and it is no longer probable that the Company can recover its investment in a joint venture, the Company impairs its investment. If a joint venture has its own loans or is principally a joint venture to hold an option, such impairment may result in the majority or all of the Company’s investment being impaired. See “Inventory” above for more detailed disclosure on the Company’s evaluation of inventory.

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Income Taxes — Valuation Allowance

Significant judgment is required in estimating valuation allowances for deferred tax assets. In accordance with ASC 740, a valuation allowance is established against a deferred tax asset if, based on the available evidence, it is more likely than not that such asset will not be realized. The realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income in either the carryback or carry forward periods under tax law. The Company periodically assesses the need for valuation allowances for deferred tax assets based on ASC 740’s “more-likely-than-not” realization threshold criterion. In the Company’s assessment, appropriate consideration is given to all positive and negative evidence related to the realization of the deferred tax assets. This assessment considers, among other matters, the nature, frequency, and severity of current and cumulative income and losses, forecasts of future profitability, the duration of statutory carryback or carry forward periods, its experience with operating loss and tax credit carry forwards being used before expiration, and tax planning alternatives.

In accordance with ASC 740, the Company assesses whether a valuation allowance should be established based on its determination of whether it is more likely than not that some or all of the deferred tax assets will not be realized. The Company’s assessment of the need for a valuation allowance on its deferred tax assets includes assessing the likely future tax consequences of events that have been recognized in its consolidated financial statements or tax returns. The Company bases its estimate of deferred tax assets and liabilities on current tax laws and rates and, in certain cases, on business plans and other expectations about future outcomes. Changes in existing tax laws or rates could affect actual tax results and future business results may affect the amount of deferred tax liabilities or the valuation of deferred tax assets over time. The Company’s accounting for deferred tax assets represents its best estimate of future events using the guidance provided by ASC 740.

Due to uncertainties in the estimation process, particularly with respect to changes in facts and circumstances in future reporting periods (carry forward period assumptions), it is reasonably possible that actual results could differ from the estimates used in the Company’s historical analyses. The Company’s assumptions require significant judgment because the residential homebuilding industry is cyclical and is highly sensitive to changes in economic conditions. If the Company’s results of operations are less than projected and there is insufficient objectively verifiable evidence to support the likely realization of its deferred tax assets, a valuation allowance would be required to reduce or eliminate its deferred tax assets.

Stock Based Compensation

As permitted under Statement of Financial Accounting Standard (“SFAS”) No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure” (“SFAS 148”), which amended SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), we have elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements as defined by Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related interpretations including “Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation,” an interpretation of APB No. 25. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

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New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” as codified in ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”). ASC 820 provides guidance for using fair value to measure assets and liabilities. ASC 820 also responds to investors’ requests for expanded information about the extent to which a company measures assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. The Company adopted ASC 820 with respect to financial instruments effective for its fiscal year beginning November 1, 2008. See Note 10, “Fair Value Disclosures” for information concerning the adoption of ASC 820. In February 2008, the FASB issued FASB Staff Position (“FSP”) FAS 157-2 (“FSP 157-2”) (codified in ASC 820) which delays the effective date of ASC 820 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). FSP 157-2 applies to, but is not limited to, long-lived assets (asset groups) measured at fair value for an impairment assessment (i.e., inventory impairment assessments). FSP 157-2 defers the effective date for nonfinancial assets and nonfinancial liabilities of ASC 820 for the Company to November 1, 2009. The Company is currently evaluating the impact of ASC 820 related to nonfinancial assets and nonfinancial liabilities on the Company’s consolidated financial position, results of operations and cash flows.

In June 2008, the FASB issued FSP Emerging Issues Task Force 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” as codified in ASC 260, “Earnings per Share” (“ASC 260”). Under this FSP, unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are considered participating securities and, therefore, are included in computing earnings per share pursuant to the two-class method. The two-class method determines earnings per share for each class of common stock and participating securities according to dividends or dividend equivalents and their respective participation rights in undistributed earnings. This FSP is effective for the Company’s fiscal year beginning November 1, 2009 and requires retrospective application. The adoption of this FSP it is not expected to have a material impact on the Company’s reported earnings per share.

In April 2009, the FASB issued FSP No. FAS 107-1 and Accounting Principles Board (“APB”) Opinion No. 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP 107-1”) as codified in ASC 825. FSP 107-1 amends SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”, and APB Opinion No. 28, “Interim Financial Reporting”, to require disclosures about the fair value of financial instruments during interim reporting periods. FSP 107-1 is effective for interim and annual periods ending after June 15, 2009. The Company has included the required disclosures in its financial statements for the period ended October 31, 2009. The adoption of FSP 107-1 did not have a material impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” as codified in ASC 855, “Subsequent Events” (“ASC 855”). ASC 855 provides guidance regarding general standards of accounting for, and disclosures of, events that occur after the date of the balance sheet, but before financial statements are issued or are available to be issued. ASC 855 sets forth: (i) the period after the date of the balance sheet during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the date of the balance sheet in its financial statements, and (iii) the disclosures that an entity should make about events or transactions that occurred after the date of the balance sheet. ASC 855 was effective for interim periods ending after June 15, 2009. The adoption did not have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140” (“SFAS 166”). SFAS 166 has not yet been codified. SFAS 166 eliminates the concept of a qualifying special-purpose entity, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies other sale-accounting criteria, and changes the initial measurement of a transferor’s interest in transferred financial assets. SFAS 166 is applicable for annual periods beginning after November 15, 2009 and interim periods therein and thereafter. SFAS 166 will be effective for the Company’s fiscal year beginning November 1, 2010. The Company is currently assessing the impact, if any, of SFAS 166 on its financial statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”). SFAS 167 has not yet been codified. SFAS 167 eliminates FASB Interpretation 46(R)’s exceptions to consolidating qualifying special-purpose entities, contains new criteria for determining the primary beneficiary of a variable interest entity, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. SFAS 167 is effective for annual reporting periods beginning after November 15, 2009. Earlier application is prohibited. SFAS 167 will be effective for the Company’s fiscal year beginning November 1, 2010. The Company is currently assessing the impact, if any, of SFAS 167 on its financial statements.

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In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162” (“SFAS 168”), as codified in ASC 105 “Generally Accepted Accounting Principles” (“ASC 105”), as the single source of authoritative nongovernmental U.S. GAAP. ASC 105 did not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all authoritative literature related to a particular topic in one place. All existing accounting standard documents were superseded and all other accounting literature not included in the codification is considered non-authoritative. ASC 105 was effective for the Company’s fiscal 2009 annual reporting period and did not have an impact on the Company’s financial condition or results of operations.

In August 2009, the FASB issued Accounting Standards Update No. 2009-5, “Fair Value Measurements and Disclosures (Topic 820) — Measuring Liabilities at Fair Value,” (“ASU 2009-5”), which amends ASC 820 to provide additional guidance to clarify the measurement of liabilities at fair value in the absence of observable market information. ASU 2009-5 is effective for the Company beginning November 1, 2009. The adoption of ASU 2009-5 is not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

Result of Operations for the Period from Inception, January 30, 2008 to December 31, 2011

We had no sales during the period from inception, January 29, 2008, to December 31, 2011. Furthermore, we had no income for the year ended December 31, 2011. The Private Placement conducted on February 8, 2008 (the “February 2008 Private Placement”) generated approximately $497,894 from the sale of the 497,894 shares of the Company’s common stock and $80,000 in convertible debt from the sale of notes. As of December 31, 2008, we have also issued an aggregate of 261,500 shares of common stock in consideration for consulting fees valued at $261,500 or $1.00 per share. As of December 31, 2009, we have issued an additional 1,667,616 shares of common stock valued at $1,667,616 or $1.00 per share in consideration for real estate consulting services. As of December 31, 2010, we have issued an additional 825,000 shares of common stock valued at $825,000 or $1.00 per share in consideration for real estate consulting services.

We have contracted for two separate parcels of land for a total of 86 single-family and townhome lots as follows: Redwood Avenue – 38 lots, Seaview Gardens – 48 waterfront condominiums and commercial space. As noted above, these two contracts have lapsed, and have not, as yet, been renewed. Descriptions that are more thorough are below. We have also contracted for 4 improved water view lots, in 2011, which will be a 50% joint venture with Great Bay Little Egg LLC. This contract is current.

The properties which we have in negotiation, as well as future potential acquisitions, are intended to offer a mixture of current construction operations, medium range development, engineering and approval work, and as well as future site infrastructure and improvements, in order to sell improved lots to other builders, whether regional, national or local.

During the next year, we plan to begin active construction operations of single-family homes in the 38-lot Redwood Avenue development in Galloway, as well as the 48 waterfront condos at Seaview Gardens, assuming renewal of the respective purchase contracts.

We will continue to develop properties that we may place under contract, as well as pursuing additional acquisition opportunities. In our opinion the buyer’s market that currently exists applies to wholesale transactions as well. With new home prices at such affordable levels, land values at the acquisition level continue to be very reasonable.

It is the intention of present management to focus on a sales price range (primarily in the $175,000 - $225,000, range) that historically has provided sales of these types of moderately priced work-force houses, even in a challenging real estate market like the present. Accordingly, we believe there continues to be a substantial market for homes valued in this price range in the Southern part of New Jersey, and there will continue to be for the intermediate term, which we shall define as 5-7 years from this date. We believe that there is a unique opportunity to acquire property, which is priced in such a manner as to allow for the development of “workforce housing.” Workforce housing shall be defined as market rate dwellings (single-family homes, townhomes and condominiums) which sell in the price range described above, which are affordable, based on conservative lending criteria, to the median 2-income family local to the region.

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38 lots - Galloway Township-Redwood Ave.

The Company had secured a contract to purchase 38 approved lots in the Galloway Township. The Company’s interest in this property derives from the earlier contract to purchase and is subject to obtaining full and complete approvals for a Sewer Extension and Road Improvement with the ability to file a subdivision map, create individual lots, and commence construction of infrastructure. This property is located in a region which is considered a primary building region – the Atlantic City Metro area – and accordingly the Company will be improving the property, constructing homes and selling them. The Company plans to target entry-level as well as first time-move up buyers, with homes projected to sell within a range of $219,900 to $249,900. Management expects the revenue derived from the property to accrete to 2013 earnings.

Seaview Gardens – Monmouth County

The Company had contracted for a 48-unit waterfront condominium complex, which includes 10000 sq. feet of retail space and is located in Monmouth County. This development is fully improved and site construction could start upon receipt of a funding commitment from a lender. The Company has a significant investment in this property, totaling over $250,000. This development is located on a bus line to Manhattan, as well as within minutes to two high-speed ferries and it is anticipated that a commuters and end homebuyers will be equally divided in their interest in this product. The condominiums are 1500 – 1800 sq. feet and all offer unobstructed water views. Management expects the revenue derived from the property to accrete to 2013 earnings.

There are no formal or written agreements with respect to the advance of funds to us by our officers. Such funds will be disbursed on an as needed basis until this Offering closes. Mr. Simonelli, has advanced funds to us to cover the costs associated with the filing, including, attorneys and accountants fees and State filing fees. Our officers, directors and affiliates are not legally bound to provide funding to us. If Mr. Simonelli does not pay for these expenses, we will be forced to obtain funding from other sources. We currently do not have any arrangements to obtain additional financing other than through this offering. In view of our limited operating history, our ability to obtain additional funds is limited. Additional financing may only be available, if at all, upon terms which may not be commercially advantageous to us. If we are not able to obtain funding from other sources, we may not be able to complete this Offering. If we are unable to complete this offering, and we are not able to obtain funding to commence sales and marketing of our product and Mr. Simonelli cannot dedicate the needed time to complete the acquisition of marketable properties, we may be forced to go out of business as a result.

Little Egg Harbor – Ocean County

In a joint venture with Great Bay Little Egg LLC, the Company will be purchasing a 50% interest in 4 improved waterview lots in Little Egg Harbor. These fee-simple lots are fully improved and will be offered for sale to retail buyers or other builders with or without homes built to suit. Home prices are projected in $300,000 range and lot sales are projected in the range of $75,000 per lot.

Great Bay Little Egg LLC is purchasing this property from a bank which took the property back in a foreclosure and the Company believes that it is purchasing the 50% interest at a discount to retail value. Consequently management feels that there is a significant potential for increased value with this investment.

The Company has accumulated property costs for this property aggregating $10,000. The aggregate purchase price is $140,000, less the deposit of $10,000. Management expects the revenue derived from the property to accrete to 2013 earnings.

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Liquidity and Capital Resources

As of December 31, 2011, we had cash of $21,444 as compared to $485 as of December 31, 2010. As of December 31, 2011, net cash used by operating activities aggregated $24,941 and net cash used by operating activities of $3,516 as of December 31, 2010. Based upon our current cash reserves and forecasted operations, we believe that we will need to obtain at least $250,000 in outside funding to implement our plan of operation over the next twelve months. Based on our current cash balance, and the desire of Mr. Vincent Simonelli to continue funding our operations at a minimal level, management believes that we can satisfy our cash requirements for the next twelve months. Our President, Vincent C. Simonelli, has indicated his preparedness to fund our business until we are able to complete this offering. However, there are no formal or written agreements with respect to the advance of funds to the Company by our officers, directors and affiliates for payment of said costs. Accordingly, our officers, directors and other affiliates are not legally bound to provide funding to us. Because of our limited operations, if our officers and directors do not pay for our expenses, we will be forced to obtain funding. We currently do not have any arrangements to obtain additional financing from other sources. In view of our limited operating history, our ability to obtain additional funds is limited. Additional financing may only be available, if at all, upon terms which may not be commercially advantageous to us. As of December 31, 2011, the Company has been funded through the resources of management through the contributions of cash from Company’s President, aggregating $10,000 and the proceeds received through the February 2008 Private Placement, aggregating $497,894 from the sale of common stock units and an 8% convertible note for $80,000. As of December 31, 2009, we have issued an aggregate of 12,000,000 shares of common stock to Mr. Vincent Simonelli, President of the Company, for an aggregate consideration of $10,000 or $0.001 per share and the contribution of office equipment valued at $2,000. In addition we have issued an aggregate of 261,500 shares of common stock in consideration for consulting services valued at $261,500 or $1.00 per share as of December 31, 2008 and issued an aggregate of 1,667,616 shares of common stock as of December 31, 2009 in consideration for consulting services valued at $1,667,616 or $1.00 per share. As of December 31, 2010, Dream Homes has issued an aggregate of 825,000 shares of common stock in consideration for consulting fees aggregating $825,000 or $1.00 per share.

The $80,000 note is currently unpaid, but due, and, by terms of the note, is in technical default. Under the note, this gives the holder of the note the right to demand immediate payment, and to proceed to court to enforce claims under the note. If the registration is effective and allows for the raising of additional capital, repayment of the note will be one of the early utilizations of the capital raised, or the holder of the note may elect to convert amounts due into common stock of the Company. The holder of the note has not declared a default, presumably because it is in his best interest to see the Company move forward and raise money for pursuit of its business, which would in turn allow for repayment of the note. No official waiver has been issued to the Company by the note holder.

Due to the operating losses that we have suffered from the date of our organization, in their report on the financial statements for the period from inception, January 30, 2008 to December 31, 2011, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our consolidated financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders.

Our plan for completing the development, acquisition and construction of the properties we may place under contract is multi-faceted. The sellers of properties identified below have both tentatively agreed to provide seller-based financing, as noted in the narrative, and this financing, in concert with funds raised during the offering, should be sufficient, if approached serially as opposed to simultaneously, to allow for the acquisition and subsequent development of the parcels identified. The current default status of the $80,000 note is not likely to have a large impact on the financing of the larger opportunities detailed below, primarily because the note holder has not declared a default situation, and is not likely to if payment appears to be more likely by allowing development to go forward. The current unpaid condition of the note would generally not impact the willingness or ability of either land seller to offer secondary financing, since it is their own land they are holding as collateral, which gives them priority over any other lenders, and because it will be in their interests, at the time of the loan request, to facilitate a closing through the implementation of a structured financial package in which they accept the land as security.

With regard to any institutional funding which we may pursue to purchase these properties, there are limited impacts on the Company’s ability to fund new properties since there have been no default actions started, and consequently, there is no settlement nor judgment entered which could affect the ability to secure credit. There remains a risk that if this registration, and subsequent sales of equity, were not completed as contemplated and the Company were to become insolvent, the Holder of the $80,000 note could choose to declare a default condition, which action might then negatively affect the Company’s ability to raise capital.

In the multi-family, multi-lot opportunities, as per the original contracts, the sellers have agreed to hold secondary financing. Additionally, significant deposits have already been paid. Finally, in our opinion, acquisition financing for approved property currently exists in the commercial financing market as long as the loan to value ratio does not exceed 50% (50% LTV).

The actual initial cash requirements for both developments, assuming renewal of contracts, over the first 12-18 months of operations, are an aggregate of $558,552.

Regarding the property located in Galloway Township, the seller has tentatively agreed to hold secondary financing for 20% of the purchase price or $340,000. The seller further agreed to allow the project to be phased into 15 lot, 14 lot and nine lot groups, and will accept payment on a phased basis as well. In the first group of 15 lots that will be purchased, the additional deposit of approximately $146,052 necessary for the Phase One purchase, as well as the $136,318 necessary for Phase 2, and the $87,633 for Phase 3, will be funded with proceeds from the Offering.

If the purchase price to be paid were required in one lump sum as opposed to in three phases as earlier agreed in the now lapsed contract, which is neither necessary nor desirable, the price of $1,700,000 would be paid as follows.

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A new first mortgage, from a commercial lender, for $850,000 would be put in place with a lender to be determined, the seller has agreed to hold $340,000 in secondary financing, and Dream Homes Ltd. has $140,000 in deposits that have already been paid. The remaining balance is $370,000, or approximately $9,737 per lot. ($1,700,000 / 38 lots)

In the case of Seaview Gardens, the purchase price of $4,712,500 would be paid as follows.

A new first mortgage for $2,300,000 would be put in place with a commercial lender (to be determined); the seller has tentatively agreed to hold $1,725,000 in secondary financing; and Dream Homes Ltd. has $275,000 in deposits that have already been paid. The balance of the purchase price of $412,500 would be paid with proceeds from the Offering.

With respect to the 4 lots in Little Egg Harbor, the purchase price of $140,000 would be paid as follows. A new first mortgage for $70,000 will be put in place with Rumson Fair Haven Bank. Dream Homes Ltd. has paid $10,000 in deposits, and the balance of the funds will be paid from each joint venture partner proportionate to their ownership interest. The Company has a 50% interest in this joint venture.

If this offering is not completed successfully, we, at present, have no other sources of funding and one or both these agreements may have to be renegotiated. If we continue to be unsuccessful in obtaining financing, we may lose our deposits.

Due to the operating losses that we have suffered from the date of our organization, in their report on the financial statements for the period from inception, January 30, 2008 to December 31, 2011, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our consolidated financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders.

MANAGEMENT

The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became a director or executive officer. The Board of Directors elects our executive officers annually. Our directors serve one-year terms or until their successors are elected and accept their positions. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships or understandings between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

Name of Director or			Date of Position
Executive Officer	Age	Current Position and Office	& Term of Office
Vincent Simonelli	45	Chairman, Chief Executive Officer,	September 2008
		& Chief Financial Officer	Term: one year
Richard Pezzullo	53	Director	June 2011, One Year

Vincent Simonelli, CEO, Director and President

Dream Homes’ senior manager and principal, Vincent C. Simonelli, has over 20 years of active experience in real estate finance, development, construction and marketing. Currently, Mr. Simonelli is President and sole director for Foxmoor Development Ltd., a holding company comprised of six subsidiaries including Foxmoor at Bayville Corp., Foxmoor at Egg Harbor Corp., Foxmoor at Galloway Corp., Foxmoor at Absecon Corp., Foxmoor at Hampton Court Corp., Foxmoor at Woodcrest Fields Corp., and is Managing Member of Foxmoor at Newfield LLC. Since the mid 1990’s, Mr. Simonelli has successfully developed, built and marketed over 100,000 square feet of commercial space and over 750 residential dwellings.

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Through the financial and market challenges over the past 4 years, Mr. Simonelli has continued to be involved in all aspects of residential building and development as well as consulted and cooperated with Amboy Bank on workout solutions for a number of troubled assets. Mr. Simonelli’s long relationship and solid record of accomplishment with Amboy Bank permitted the type of lender cooperation necessary to reposition and restructure a number of challenged developments, including single and multi-family as well as age-restricted projects. His varied financial skills, extensive development, and construction experience have been crucial in facing the difficulties of the last 4 years and are an important element of Dream Homes’ potential for success.

Mr. Simonelli’s skills include market repositioning of developments to incorporate more efficient and price sensitive architectural and land planning designs, changes of approvals and use for the purpose of complete reengineering and redevelopment of troubled projects (including age-restricted developments) and financial restructuring of various assets to incorporate changing economic conditions and allow improvement of balance sheets and cash flows. Mr. Simonelli’s solid construction experience and background have also permitted Foxmoor to act in the position of general contractor for these developments, avoiding the need to utilize outside parties to complete difficult and/or troubled build-outs.

Additionally, the ability to design innovative and different marketing campaigns has permitted Mr. Simonelli, with Foxmoor Development, to continue to market and sell homes to first time, workforce and first time move-up buyers during the very difficult 2006 – 2010 periods. These programs include NJ State 100% & 105% financing, other federal incentives like USDA programs, as well as internally sponsored seller financing and lease/purchase structures.

Mr. Simonelli’s experience in commercial finance for real estate, varied construction knowledge and extensive background in the developmental and approval process throughout New Jersey, as well as a solid history of innovative marketing ideas and campaigns, makes him qualified to lead the Company in its acquisition, development, construction and sales efforts in the future. Mr. Simonelli attended Montclair State College, the NY Institute of Finance, and Ocean County College.”

Richard Pezzullo, Director

Richard Pezzullo is a graduate of Cornell University and served 20 years in the US Army Reserve, attaining the rank of Major. Since 1990, he has built and continues to run Netcentric Computer Solutions, which provides Information Technology and CTO/CIO services and currently support over 15,000 workstations in 60 locations throughout the US, UK, Japan and Morocco.

Mr. Pezzullo regularly advises managers on the operational ramifications of decisions made regarding software deployment, employee retention and project implementation, and over the past 10 years his breadth of knowledge across industry lines has been beneficial to Foxmoor Holdings’ senior management. Rich lives in Freehold, NJ with his wife and children, ages 10, 13 and 14.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table summarizes certain information regarding the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of the Company’s outstanding common stock as of December 31, 2011 by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock, (ii) each director of the Company, (iii) each person named in the Summary Compensation Table, and (iv) all current executive officers and directors as a group. Except as indicated in the footnotes below, the security and stockholders listed below possess sole voting and investment power with respect to their shares. The figures are based on 15,252,010 common shares as of December 31, 2011.

Beneficial ownership means sole and shared voting power or investment power with respect to a security. In computing the number and percentage of shares beneficially owned by a person, shares of Common Stock subject to options and/or warrants currently exercisable, or exercisable at a later date, are counted as outstanding, but these shares are not counted as outstanding for computing the percentage ownership of any other person. At this time, however, there are no such options or warrants granted or outstanding.

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IDENTITY OF PERSON OR GROUP	ACTUAL AMOUNT OF SHARES OWNED	ACTUAL PERCENT OF SHARES OWNED	CLASS
Vincent Simonelli, Chairman/CEO/CFO	12,000,000	78.68%	Common
TOTAL	12,000,000	78.68%	Common

EXECUTIVE COMPENSATION

The members of the Board of Directors oversee compensation and benefits, i.e., option and warrant grants, to employees and service providers.

The following table sets forth summary information regarding compensation paid for the years ended December 31, 2009, 2010 and 2011 to the officers of the Company.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Vincent Simonelli/CEO	2011	-	-	-	-	-	-	-	-
	2010	-	-	-	-	-	-	-	-
	2009	-	-	-	-	-	-	-	-

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

As of June 30, 2011, certain adjustments were made to the financial statements which pertained to Transactions between Related Parties. These adjustments are more specifically detailed under the 4th and 5th pages of the Notes to Financial Statements and titled “Advances to and from Unconsolidated Related Parties”. In summary, Dream Homes Ltd. wrote off a Note due from Foxmoor at Absecon Corp. in the amount of $141,715, which it deemed to be worthless. Concurrently, VCS Holdings, LLC, which is a single member LLC, wholly owned by Vincent Simonelli, forgave the $125,000 used to fund the note receivable from Foxmoor at Absecon Corp, which was non-interest bearing and due on demand. Additionally, collections were received from Foxmoor at Hamilton LLC, Foxmoor at Newfield LLC and Foxmoor at Little Egg Harbor LLC in the amount of $14,000 and payments were made to General Property Investments LLC and Foxmoor at Twin Lakes Corp in the amount of $7,700. These companies are all related parties. These transactions resulted in a net increase in cash to Dream Homes Ltd in the amount of $6,300.

As of December 31, 2011, we have issued an aggregate of 15,251,010 shares of common stock. The Company has not yet created an employee stock grant program, but plans to do so in the future, allocating an aggregate of 500,000 shares of common stock to be issued from time to time as directed by the Board of Directors to employees who have rendered services valuable to the development of the Company at a consideration representing the market value of the stock at the time of issuance. The Company anticipates utilization of 500,000 shares from the unissued but authorized common stock.

DIRECTOR INDEPENDENCE

Our board of directors has determined that neither Vincent Simonelli or Richard Pezzullo are “independent” directors, based on the independence criteria set forth in the corporate governance listing standards of the Nasdaq Stock Market, the exchange that we selected in order to determine whether our directors and committee members meet the independence criteria of a national securities exchange, as required by Item 407(a) (1) of Regulation S-K. An independent director means a person who is not an employee (or a relative of an employee), who has no material business relationship with the company, and is not a significant owner of the company’s shares. Due to its small size, the Company does not presently have a separately designated audit committee, compensation committee, or nominating committee.

DESCRIPTION OF CAPITAL STOCK DESCRIPTION OF SECURITIES

The following statements do not purport to be complete and are qualified in their entirety by reference to the detailed provisions of the Company’s Articles of Incorporation and Bylaws, copies of which are attached as exhibits hereto.

Common Shares

The Company’s authorized capital stock consists of 100,000,000 shares of Common Stock with a $0.001 par value, and 5,000,000 shares of Preferred Stock, also having a $0.001 par value. The Company is authorized to issue up to 5,000,000 shares of preferred stock at $.001 par value each share. The rights and privileges will be defined by the board of directors from time to time as needed.

As of the date of this filing, the Company has 15,252,010 shares of its Common Stock outstanding. The Company has reserved a sufficient number of shares of Common Stock for issuance pursuant to this Offering from its authorized, but unissued shares. The shares of Common Stock issuable upon completion of the Offering will be fully paid and non-assessable, when issued in accordance with the terms of the Offering.

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Preferred Shares

As of the date of this filing, the Company has -0- shares of its Preferred Stock outstanding. Each share of Preferred Stock, when issued, may be converted by the holder at any time into the Company’s Common Stock at the rate of $1.00 per Common share issued. Shares of Preferred Stock are entitled to two (2) votes for every share for any matter that is submitted to the Company’s shareholders for vote. Holders of Preferred Stock are also entitled to a five percent (5%) dividend rate, payable in cash or additional shares of Preferred Stock, and are granted a priority claim against the Company’s assets in the event of liquidation.

Dividend Policy

Holders of the Company’s Preferred and Common Stock are entitled to receive dividends when declared by the Board of Directors from funds legally available for distribution. Any such dividends may be paid in cash, property or shares of the Company common stock. The Company has not paid any dividends since its inception, and it is not likely that any dividends on its Common Stock will be declared at any time in the near future. Any dividends will be subject to the discretion of the Company’s Board of Directors, and will depend upon, among other things, the operating and financial condition of the Company, its capital requirements and general business conditions. Therefore, there can be no assurance that any dividends on the Company’s Common Stock will be paid in the future.

Transfer agent and registrar

The transfer agent of our common stock is Jersey Transfer & Trust whose address is 201 Bloomfield Ave, Verona, New Jersey 07044.

The following is a summary of transactions by us within the past three years involving sales of our securities that were not registered under the Securities Act. Each offer and sale was exempt from registration under either Section 4(2) of the Securities Act or Rule 506 under Regulation D of the Securities Act because (i) the securities were offered and sold only to accredited investors; (ii) there was no general solicitation or general advertising related to the offerings; (iii) each investor was given the opportunity to ask questions and receive answers concerning the terms of and conditions of the offering and to obtain additional information; (iv) the investors represented that they were acquiring the securities for their own account and for investment; and (v) the securities were issued with restrictive legends.

As of January 31, 2008, we issued 12,000,000 shares of common stock for an aggregate of $10,000 in cash or $.001 per share and the contribution of office equipment aggregating $2,000 or $.001 per share. This issuance was under the auspices of Rule 4(2).

As of April 30, 2008, the Company had sold an aggregate of 497,894 shares of common stock for $497,894 or $1.00 per share.

As of June 30, 2008, we sold an aggregate of $80,000 in 8% convertible Notes.

As of December 31, 2008, we issued an aggregate of 261,500 shares of common stock to 22 individuals as consideration for real estate consulting fees for an aggregate consideration of $261,500 or $1.00 per share. This issuance was under the auspices of Rule 4(2).

As of December 31, 2009, we issued an aggregate of 1,667,616 shares of common stock to 19 individuals in consideration of $1,667,616 in consulting services valued at $1.00, under the auspices of Rule 4(2).

As of September 30, 2010, we issued an aggregate of 825,000 shares of common stock in consideration for consulting fees aggregating $825,000 or $1.00 per share, also under Rule 4(2).

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PLAN OF DISTRIBUTION

Distributing Company:	Dream Homes is distributing up to 5,000,000 shares of its common stock in its capacity as underwriter of this offering.

Shares To Be Distributed:	5,000,000 shares of our common stock, par value $0.001 per share. The shares to be distributed in the offering will represent 24.69 % of our total common shares outstanding.

Payment Required:	The Offering Price of $1.00 per share must be paid in cash and the subscription attached to the Prospectus must be executed before the Company will deliver certificates for the shares purchased.

Prospectus Mailing:	____________, 2012. We have mailed this prospectus to you on or about this date free of charge.

Closing Date:	The Company may close on subscriptions from time to time up to one year after the Effective Date. The common shares, which are purchased, will be delivered as soon as practical after acceptance of any subscriptions.

Listing and Trading of Our Shares:	There is currently no public market for our shares. We do not expect a market for our common shares to develop until after the distribution date. Our shares will not qualify for trading on any national or regional stock exchange or on the NASDAQ Stock Market. No one has filed to become our primary market maker. If a public trading market develops for our common shares, of which there can be no assurance, we cannot ensure that an active trading market will be available to you. Many factors will influence the market price of our shares, including the depth and liquidity of the market that may develop investor perception of our business, growth prospects, and general market conditions.

We plan to apply for trading of our common stock on the over-the-counter (OTC) Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. To have our securities quoted on the OTC Bulletin Board we must: (1) be a company that reports its current financial information to the Securities and Exchange Commission, banking regulators or insurance regulators; and (2) has at least one market maker who completes and files a Form 211 with NASD Regulation, Inc. The OTC Bulletin Board differs substantially from national and regional stock exchanges because it (1) operates through communication of bids, offers and confirmations between broker-dealers, rather than one centralized market or exchange; and, (2) securities admitted to quotation are offered by one or more broker-dealers rather than “specialists” which operate in stock exchanges. There is currently no market for our shares of common stock. There can be no assurance that a market for our common stock will be established or that, if established, such market will be sustained. Therefore, purchasers of our shares registered hereunder may be unable to sell their securities, because there may not be a public market for our securities. As a result, you may find it more difficult to dispose of, or obtain accurate quotes of our common stock. Any purchaser of our securities should be in a financial position to bear the risks of losing their entire investment.

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This Offering relates to the sale of up to 5,000,000 Shares at the estimated Offering price of $1.00 per share in a “best-efforts” direct public offering, without any involvement of underwriters. The Shares will be offered and sold by our officers, directors, and/or employees. None of these persons will receive a sales commission or any other form of compensation for this Offering.

Potential investors will be identified through several methods. One method is through Management’s existing personal and business associations which have been formed over the last two decades. Another method is through referrals and introductions from existing shareholders. Investors will be solicited primarily through personal contact, although email and direct mailings may also be utilized. In addition, investor meetings may be scheduled to present the investment in a group setting. Investors will be screened, once their possible interest has been determined, by written contact, to advise them of their rights under both federal and state law to speak directly to the officers and directors of the Company, and to be sure that they have been provided the information in this registration document and have the ability to afford to lose the investment, should the Company be unsuccessful in its business operations.

In connection with their efforts, our officers, directors and employees will rely on and meet the safe harbor provisions of Rule 3a4-1 of the Securities Exchange Act of 1934. Rule 3a4-1 provides an exemption from the broker/dealer registration requirements of the Securities Exchange Act of 1934 for persons associated with an issuer if they meet certain requirements. The persons offering the securities do meet the requirements of Rule 3a4-1: they are officers or employees of the Company, they are not statutorily disqualified under 3(a)(39), they are not compensated in connection with the sales of these securities, they are not now and have never been brokers or dealers in securities, and they meet the requirements of 3(a)4(ii), in that they are performing substantial duties for the Company at the end of the offering, they are not nor have been brokers or dealers within the preceding 12-month period, and they have not offered shares for sale for any other issuer in the preceding 12-month period.

No one has made any commitment to purchase any or all of the Shares being offered. Rather, our directors, officers, and/or employees will use their best efforts to find purchasers for the Shares. We are not required to sell any minimum number of Shares in this Offering. Funds received from investors will not be placed in an escrow, trust, or similar account. Instead, all cleared funds will be immediately available to us following their deposit into our bank account, and there will be no refunds once a subscription for Shares is accepted. We cannot predict how many Shares, if any, will be sold.

We will bear any expenses of this offering, which we estimate to be $50,000.

We also may retain an underwriter to assist us or to supplant our selling efforts in the Offering. At this time, we do not have any binding commitments, agreements, or understandings with any potential underwriter. If we elect to utilize an underwriter, we will amend this Prospectus. We have prepared this prospectus as if we are not using an underwriter to assist us with this Offering. To the extent that we are able to sell the Shares directly through our officers, directors, and employees, the net proceeds received from this Offering will be correspondingly higher than if we engage an underwriter. These persons may be deemed to be underwriters, as that term is defined by Section 2(11) of the 1933 Securities Act.

This Offering will terminate when the Offering is fully subscribed or we decide to close the Offering. In either event, the Offering may be closed without further notice to you. All costs associated with the registration will be borne by us.

We have not authorized any person to give any information or to make any representations in connection with this Offering other than those contained in this prospectus and if given or made, that information or representation must not be relied on as having been authorized by us. This prospectus is not an offer to sell or a solicitation of an offer to buy any of the securities to any person in any jurisdiction in which that offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances, create any implication that the information in this prospectus is correct as of any date later than the date of this prospectus. Purchasers of share either in this Offering or in any subsequent trading market that may develop must be residents of states in which the securities are registered or exempt from registration. Some of the exemptions are self-executing, that is to say that there are no notice or filing requirements, and compliance with the conditions of the exemption renders the exemption applicable.

Prior to the date of this prospectus, there has been no trading market for our Common Stock. We hope our shares of Common Stock will be quoted for trading on the OTCBB. Until an active and steady trading market develops for our Common Stock, the price at which shares of our Common Stock may trade may fluctuate significantly. Prices for our Common Stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for our shares, developments affecting our businesses generally, including the impact of the factors referred to in “RISK FACTORS” above, investor perception of the Company, and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for our shares or that an investor will be able to resell the Shares purchased in this Offering.

Shares of Common Stock sold in this Offering will be freely transferable, except for shares of our Common Stock received by persons who may be deemed “affiliates” of the Company under the Securities Act. Rule 144 provides, in essence, that a person, who has not been an affiliate of the issuer for the past 90 days and has held restricted securities for six months of an issuer that has been reporting for a period of at least 90 days, may sell those securities so long as the Company is current in its reporting obligations. After one year, non-affiliates are permitted to sell their restricted securities freely without being subject to any other Rule 144 condition. Rule 144 also provides that an affiliate of a reporting issuer who has beneficially owned the issuer’s restricted ordinary shares for at least six months is entitled to sell within any three-month period a number of the shares that does not exceed the greater of either of the following (i) 1% of the number of the issuer’s ordinary shares then outstanding; and (ii) if listed on an exchange, the average weekly trading volume of the issuer’s ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale. These sales are also limited by the manner of sale, notice and current public information about the issuer provisions of Rule 144. Following the 1% rule as outlined above, each shareholder could sell approximately 152,520 shares during any ninety-day (90 day) period after the registration statement becomes effective, assuming few or no sales of newly-issued shares. If the number of shares sold in the offering increases, the 1% allowance will increase proportionately. Persons who may be deemed affiliates of the Company generally include individuals or entities that control, are controlled by or are under common control with us, and may include our senior officers and directors, as well as principal stockholders. Persons who are affiliates will be permitted to sell their shares of Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 adopted under the Securities Act.

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Penny Stock Regulations

Our Common Stock is considered a “penny stock” as defined by Section 3(a)(51) and Rule 3a51-1(g) under the Securities Exchange Act of 1934 because we do not have:

●	Net tangible assets (i.e., total assets less intangible assets and liabilities) in excess of $2,000,000, and

●	Average revenue of at least $6,000,000 for the last three years.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commission’s payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.

Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The above-referenced requirements may create a lack of liquidity, making trading difficult or impossible, and accordingly, shareholders may find it difficult to dispose of our shares.

State Securities – Blue Sky Laws

Transfer of our Common Stock may also be restricted under the securities laws or securities regulations promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our Common Stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the Common Stock for an indefinite period.

We are not currently listed in Standard and Poor’s Corporation Records, a nationally recognized securities manual, which would provide us with “manual” exemptions in 38 states as indicated in 1 Blue Sky L. Rep. (CCH) 2401 (2008), entitled “Standard Manuals Exemptions.” We intend to obtain a listing in Standard and Poor’s Corporation Records and intend to do so as soon as possible.

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Thirty-eight states have what is commonly referred to as a “manual exemption” for secondary trading of securities purchased under this registration statement. In these states, so long as we obtain and maintain a Standard and Poor’s Corporate Records listing or another acceptable manual, secondary trading of our Common Stock can occur without any filing, review or approval by state regulatory authorities in these states. These states are Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, South Dakota, Texas, Utah, Vermont, Washington, West Virginia, Wisconsin, and Wyoming. In most instances, under current state rules, secondary trading can occur in these states without further action. However, no assurance can be given that such rules will not change in the future or that a specific secondary trading transaction will qualify for a manual exemption.

We may not be able to qualify securities for resale in other states, which require shares to be qualified before they can be resold by our shareholders.

Procedures for Subscribing to Shares Offered by the Company

If you decide to subscribe for any shares in this Offering, you are required to execute a Subscription Agreement and tender it, together with a check or certified funds to us. All checks for subscriptions should be made payable to Dream Homes Limited.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with a FINRA Market Maker and they have tentatively agreed to file our application on Form 211 with FINRA, and FINRA will process such listing, pending the effectiveness of the registration statement of which this prospectus forms a part. Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for the FINRA to issue a trading symbol.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, the market maker chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

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Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS

None.

LEGAL MATTERS

Selected legal matters with respect to the validity of the securities offered by this prospectus will be passed upon for us by Dieterich & Associates, Los Angeles, California.

OUR TRADING SYMBOL

The Common Stock of Dream Homes does not have a trading symbol at this time.

As of December 31, 2011, there were 56 shareholders of record for the Company’s 15,252,010 shares of outstanding common stock.

EXPERTS

The financial statements as of and for the years ended December 31, 2009, 2010 and 2011, included in this prospectus have been audited by LGG & Associates, P.C., with an address of 305 Suwanee East Drive, Lawrenceville, Georgia, 30043, an independent registered certified public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Upon effectiveness of this registration statement, we will commence filing reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, once this offering goes “effective” we will become subject to the information and reporting requirements of the Exchange Act, and we will file electronic versions of these documents on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a website at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

We have filed a registration statement on Form S-1 with the Commission to register shares of our common stock. This prospectus is part of that registration statement and as permitted by the Commission’s rules, does not contain all of the information set forth in the registration statement. For further information with respect to us, or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission’s web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete, however, the statements do include the material provisions of any contract or other document field as an exhibit to the registration statement. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

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DREAM HOMES LIMITED

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REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
ON THE AUDITED FINANCIAL STATEMENTS

To the Stockholders and Board of Directors
DREAM HOMES LIMITED

Forked River, New Jersey

In accordance with the terms and objectives of our engagement, we have audited the accompanying balance sheets of DREAM HOMES LIMITED (“DREAM HOMES”) (A Development Stage Enterprise) as of December 31, 2011, 2010, and 2009, and the related statements of operations and cash flows for the years ended December 31, 2011, 2010, and 2009, and from inception (January 29, 2008) through December 31, 2011, 2010, and 2009, and the statement of changes in stockholders’ equity from inception (January 29, 2008) through December 31, 2011. DREAM HOMES’ management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan our audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. DREAM HOMES is not required, at this time to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of DREAM HOMES’ internal control over financial reporting. Accordingly, we do not express such an opinion.

An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the management of DREAM HOMES as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to in the first paragraph of this report present fairly, in all material respects, the financial position of DREAM HOMES LIMITED at December 31, 2011, 2010, and 2009, and the results of its operations and its cash flows for the years ended December 31, 2011, 2010, and 2009, and from inception(January 29, 2008) through December 31, 2011, 2010, and 2009, and the changes in stockholders’ equity from inception (January 6, 2008) through December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared and are presented assuming that DREAM HOMES will continue as a going concern. As discussed in the notes to the financial statements and elsewhere in this Form S-1, DREAM HOMES has incurred cash and significant non-cash operating losses for the years ended December 31, 2011, 2010, and 2009, and from inception (January 29, 2008) through December 31, 2011, 2010, and 2009, has no revenue from the sale of homes and has not commenced planned principal business operations. There is no assurance that DREAM HOMES can reverse its operating losses, or that it can raise additional debt or equity capital to allow it to proceed with its planned future operations.

These factors, among others, raise substantial doubt about DREAM HOMES’ ability to continue as a going concern. DREAM HOMES’ management plans regarding these matters are disclosed in the notes to the financial statements and elsewhere in this Form S-1. These financial statements do not include any adjustments related to the recoverability of recorded asset values that might be necessary from an unfavorable resolution of this significant uncertainty.

/s/ LGG & Associates, PC

LGG & Associates, PC

Certified Public Accountants and Management Consultants

Lawrenceville, Georgia

Monday, March 19, 2012

41

DREAM HOMES LIMITED

(Formerly Foxmoor Holdings Corp)

(A Development Stage Enterprise)

Balance Sheets

December 31, 2011, 2010, and 2009

	December 31,
	2011	2010	2009
ASSETS

Cash and cash equivalents	$21,444	$485	$651
Property held for development	424,765	414,765	414,765
Due from related parties	24,742	84,986	217,581
Miscellaneous receivables	-	-	4,970
Office equipment, net	600	1,000	1,400

Total assets	$471,551	$501,236	$639,367

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Note payable, including interest (in default)	$97,067	$90,667	$84,267
Installment debt (in default)	35,000	-	-
Due to related parties	-	27,344	136,494
Accounts payable	107,416	14,000	14,500

Total liabilities	239,483	132,011	235,261

Stockholders’ equity:
Preferred stock; $.001 par value; 5,000,000 shares
authorized; none issued or outstanding	-	-	-
Common stock; $.001 par value; 100,000,000 shares
authorized; 15,252,010, 15,252,010, 15,252,010
outstanding, respectively
Par value common stock:
Paid-in	10,498	10,498	10,498
Consulting services or property	4,754	4,754	3,929

Total par value common stock	15,252	15,252	14,427

Capital in excess of par value:
Paid-in	497,396	497,396	497,396
Consulting services or property	2,751,362	2,751,362	1,927,187

Total capital in excess of par value	3,248,758	3,248,758	2,424,583

Total capitalization	3,264,010	3,264,010	2,439,010

Accumulated deficit during the development stage	(3,031,942)	(2,894,785)	(2,034,904)

Net stockholders’ equity	232,068	369,225	404,106

Total liabilities and stockholders’ equity	$471,551	$501,236	$639,367

See the accompanying notes to the financial statements and

the reports of independent certified public accountants.

42

Dream Homes Limited

(Formerly Foxmoor Holdings Corp)

(A Development Stage Enterprise)

Statements of Operations

Years Ended December 31, 2011, 2010 and 2009, and from

Inception (January 29, 2008) through December 31, 2011, 2010, and 2009

				From Inception (January 29, 2008)
	Years Ended December 31,			through December 31,
	2011	2010	2009	2011	2010	2009
Revenue from the sale of homes	$-	$-	$-	$-	$-	$-

Cost of homes sold	-	-	-	-	-	-

Gross profit from sale of homes	-	-	-	-	-	-

Operating Expenses:
Common stock issued for consulting services	-	825,000	1,667,616	2,754,116	2,754,116	1,929,116
Professional fees accrued or paid in cash	117,286	9,090	28,600	208,603	91,227	82,227
Selling, general, and administrative	1,071	276	7,243	9,076	7,845	7,729
Rent	12,000	12,000	12,000	47,000	35,000	23,000
Depreciation	400	400	400	1,400	1,000	600

Total operating expenses	130,757	846,766	1,715,859	3,020,195	2,889,188	2,042,672

Loss from operations	(130,757)	(846,766)	(1,715,859)	(3,020,195)	(2,889,188)	(2,042,672)

Other income and (deductions):
Gain on forgiveness of related party debt	-	125,000	-	125,000	125,000	-
Loss on write-off of related party receivable	-	(141,715)	-	(141,715)	(141,715)	-
Losses on write-off of failed opportunities	-	-	(50,180)	(50,180)	(55,150)	(50,180)
Gains on write-off of failed opportunities	-	-	13,250	50,550	55,270	50,550
Interest income	-	10,000	10,000	28,065	28,065	18,065
Interest expense	(6,400)	(6,400)	(6,400)	(23,467)	(17,067)	(10,667)

Net loss	$(137,157)	$(859,881)	$(1,749,189)	$(3,031,942)	$(2,894,785)	$(2,034,904)

Common shares outstanding - Weighted average	15,252,010	14,146,138	13,593,202	14,146,138	14,146,138	13,593,202

Loss per common share	$(0.0090)	$(0.0608)	$(0.1287)	$(0.2143)	$(0.2046)	$(0.1497)

See the accompanying notes to the financial statements and
the reports of independent certified public accountants.

43

Dream Homes Limited

(Formerly Foxmoor Holdings Corp)

(A Development Stage Enterprise)

Statement of Changes in Stockholders’ Equity

From Inception (January 29, 2008) through December 31, 2008, and for the

Years Ended December 31, 2009, 2010, and 2011

				Deficit
				Accumulated
			Capital in	During the
	Common Stock Par Value		Excess of	Development
	Shares	Amount	Par Value	Stage	Total

Issuance of common stock to Vincent Simonelli for cash	10,000,000	$10,000	$-	$-	$10,000

Issuance of common stock to Vincent Simonelli for office equipment	2,000,000	2,000	-	-	2,000

Issuance of common stock to unrelated third parties for cash	497,894	498	497,396	-	497,894

Issuance of common stock for consulting services	261,500	261	261,239	-	261,500

Net loss from inception (January 29, 2008) through December 31, 2008	-	-	-	(285,715)	(285,715)

Balance, December 31, 2008	12,759,394	12,759	758,635	(285,715)	485,679

Issuance of common stock for consulting services	1,667,616	1,668	1,665,948	-	1,667,616

Net loss for the year ended December 31, 2009	-	-	-	(1,749,189)	(1,749,189)

Balance, December 31, 2009	14,427,010	14,427	2,424,583	(2,034,904)	404,106

Issuance of common stock for consulting services	825,000	825	824,175	-	825,000

Net loss for the year ended December 31, 2010	-	-	-	(859,881)	(859,881)

Balance, December 31, 2010	15,252,010	15,252	3,248,758	(2,894,785)	369,225

Net loss for the year ended December 31, 2011	-	-	-	(137,157)	(137,157)

Balance, December 31, 2011	15,252,010	$15,252	$3,248,758	$(3,031,942)	$232,068

See the accompanying notes to the financial statements and

the reports of independent certified public accountants.

44

Dream Homes Limited

(Formerly Foxmoor Holdings Corp)

(A Development Stage Enterprise)

Statements of Cash Flows

Years Ended December 31, 2011, 2010 and 2009, and from

Inception (January 29, 2008) through December 31, 2011, 2010, and 2009

	Years Ended December 31,			From Inception (January 29, 2008) through December 31,
	2011	2010	2009	2011	2010	2009
Cash flows from operating activities:
Net loss	$(137,157)	$(859,881)	$(1,749,189)	$(3,031,942)	$(2,894,785)	$(2,034,904)
Adjustments for non-cash items:
Common stock issued for consulting services	-	825,000	1,667,616	2,754,116	2,754,116	1,929,116
Gain on forgiveness of related party debt	-	(125,000)	-	(125,000)	(125,000)	-
Loss on write-off of related party receivable	-	141,715	-	141,715	141,715	-
Interest income	-	(3,650)	(7,500)	(16,715)	(16,715)	(13,065)
Interest expense	6,400	6,400	3,200	17,067	10,667	4,267
Depreciation	400	400	400	1,400	1,000	600
Rent	12,000	12,000	-	35,000	23,000	11,000
Accounts payable	93,416	(500)	(7,000)	107,416	14,000	14,500

Net cash flows from operating activities	(24,941)	(3,516)	(92,473)	(116,943)	(92,002)	(88,486)

Cash flows from investing activities:
Miscellaneous receivables	-	4,970	(4,970)	-	-	(4,970)
Property held for development	(10,000)	-	(187,906)	(424,765)	(414,765)	(414,765)
Due from related parties:
General Property Investments, LLC	(24,742)	-	-	(24,742)	-	-
Foxmoor at Absecon, LLC	-	-	-	(125,000)	(125,000)	(125,000)
Foxmoor at Hamilton, LLC	2,000	(2,000)	-	-	(2,000)	-
Foxmoor at Galloway Corp	-	(3,355)	-	(3,355)	(3,355)	-
Foxmoor at Little Egg Harbor, LLC	6,500	-	(6,500)	-	(6,500)	(6,500)
Covered Bridge Sports Plex Corp	13,835	-	(13,835)	-	(13,835)	(13,835)
Foxmoor at Newfield, LLC	5,500	-	(5,500)	-	(5,500)	(5,500)
VCS Holdings, LLC	57,152	(3,471)	(2,322)	-	(57,152)	(53,681)

Net cash flows from investing activities	50,245	(3,856)	(221,033)	(577,862)	(628,107)	(624,251)

Cash flows from financing activities:
Common stock issued for cash	-	-	-	507,894	507,894	507,894
Issued convertible debenture note payable	-	-	-	80,000	80,000	80,000
Installment debt	35,000	-	-	35,000	-	-
Due to related parties:
Note payable - VCS Holdings, LLC	-	-	-	125,000	125,000	125,000
General Property Investments, LLC	(5,600)	5,600	-	-	5,600	-
Foxmoor at Galloway Corp	(31,645)	(494)	494	(31,645)	-	494
Foxmoor at Twin Lakes, LLC	(2,100)	2,100	-	-	2,100	-

Net cash flows from financing activities	(4,345)	7,206	494	716,249	720,594	713,388

Net change in cash and cash equivalents	20,959	(166)	(313,012)	21,444	485	651

Beginning cash and cash equivalents	485	651	313,663	-	-	-

Ending cash and cash equivalents	$21,444	$485	$651	$21,444	$485	$651

Cash expended for interest expense	$-	$-	$3,200	$6,400	$6,400	$6,400

Non-cash property acquistion	$-	$-	$-	$2,000	$2,000	$2,000

See the accompanying notes to the financial statements and

the reports of independent certified public accountants.

45

DREAM HOMES LIMITED

(Formerly Foxmoor Holdings Corp)

(A Development Stage Enterprise)

Notes to the Financial Statements

Years Ended December 31, 2011, 2010, and 2009, and from

Inception (January 29, 2008) through December 31, 2011

1. Significant Accounting Policies

Dream Homes Limited (formerly Foxmoor Holdings Corp), (“Dream Homes”), is a Nevada corporation formed on January 29, 2008 with 105,000,000 shares of capital stock authorized of which 100,000,000 shares are common stock; $.001 par value, and 5,000,000 shares are preferred stock; $.001 par value.

As of December 31, 2011, 2010, and 2009 there were 15,252,010, 15,252,010, and 15,252,010 common shares issued and outstanding, respectively.

At no time from inception (January 29, 2008) through December 31, 2011 were any preferred shares issued or outstanding.

The issuance of the common shares resulted in the following cash collections and exchanged for consulting services or property capitalization as of December 31:

	2011	2010	2009

Cash collections	$507,894	$507,894	$507,894
Exchanged for consulting services or property	2,756,116	2,756,116	1,931,116

Total	$3,264,010	$3,264,010	$2,439,010

The issuance of these common shares in exchange for consulting services or property resulted in significant non-cash expenses and losses in determining the results of operations.

Nature of Business

Dream Homes is primarily engaged in speculative home building in New Jersey. The principal home building operations will be centered in the southern part of the State. Dream Homes intends to own and develop land, primarily in various locations in the southern part of New Jersey. Dream Homes’ operations will include the development and sale of residential communities, including construction of semi-custom homes, mid-priced single-and multi-family homes.

Dream Homes is considered a development stage enterprise as defined in accounting principles generally accepted in the United States of America with no operating history. Dream Homes is dependent upon the resources of Dream Homes’ management and its ability to raise or borrow additional funds to continue to exist. Dream Homes is in the process of acquiring properties for development and will require additional funds to complete the process of building, site development, and to implement Dream Homes’ marketing program.

Property Acquisitions

As of December 31, 2010 and 2009, Dream Homes had two properties under contract with investments in security deposits, site planning, engineering studies, and land tests aggregating $414,765, respectively. Once approvals from the various municipalities have been obtained, the process of purchasing the properties will be completed. As of December 31, 2010 and 2009, the aggregate balance due on these properties to complete their purchase approximates $5,400,000.

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As of December 31, 2011, Dream Homes has contracts for the purchase or joint venture participation of four real estate development projects with investments aggregating $424,765.

38 lots - Galloway Township

As of December 31, 2011, 2010, and 2009, Dream Homes has accumulated project costs aggregating $260,732. Dream Homes has secured a contract to purchase 38 approved lots in the Galloway Township. Dream Homes’ interest in this property derives from a contract to purchase and is subject to obtaining full and complete approvals for a Sewer Extension and Road Improvements with the ability to file a subdivision map, create individual lots and commence construction of infrastructure. Dream Homes will be improving the property, constructing homes and selling them. Dream Homes plans to target entry-level as well as first time-move up buyers, with homes projected to sell within a range of $249,900 to $289,900. The aggregate purchase price for this property is $1,710,000 less a deposit of $200,000. The seller has agreed to hold a subordinated mortgage of $1,160,000.

Seaview Gardens – Monmouth County – Keansburg Property

As of December 31, 2011, 2010, and 2009, Dream Homes has accumulated project costs aggregating $154,033. Dream Homes has contracted for a 48 unit waterfront condo complex, which includes 10,000 square feet of retail space and is located in Monmouth County. This development is fully improved and site construction could start during 2012. The aggregate purchase price is $4,712,000 less a deposit of $250,000.

Little Egg harbor – Ocean County – 4 Lots Radio Road Property

As of December 31, 2011, Dream Homes has accumulated property costs of $10,000. Ina joint venture with Great Bay Little Egg, LLC, Dream Homes will be purchasing a 50% interest in four (4) improved waterfront lots in Little Egg Harbor. These fee simple lots are fully improved and will be offered for sale to retail buyers with or without homes built to suit. The aggregate purchase price is $140,000, less a deposit of $10,000.

Construction Work-In-Progress Inventory

Construction work-in-progress inventory will be stated at the lower of cost or fair value in accordance with Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of”. In addition to direct land acquisition, land development, and home construction costs, costs will include interest, real estate taxes, and direct overhead costs related to development and construction, which will be capitalized to inventories during the period beginning with the commencement of development and ending with the completion of construction.

It takes approximately four to five years to fully develop, sell, and deliver all the homes in one of Dream Homes’ typical communities. Longer or shorter periods are possible depending on the number of home sites in a community. Dream Homes’ master planned communities, consisting of several smaller communities, may take up to 10 years to complete. Since Dream Homes’ inventory will be considered a long-lived asset under accounting principles generally accepted in the United States of America, Dream Homes is required to review the carrying value of each of its communities and write down the value of those communities for which it believes the values are not recoverable. When the profitability of a current community deteriorates or the sales pace declines significantly or some other factor indicates a possible impairment in the recoverability of the asset, Dream Homes evaluates the property in accordance with the guidelines of SFAS No. 121. If this evaluation indicates an impairment loss should be recognized, Dream Homes will charge cost of sales for the estimated impairment loss in the period determined.

In addition, Dream Homes’ will review all the land held for future communities or future sections of current communities, whether owned or under contract, to determine whether or not it expects to proceed with the development of the land, and, if so, whether it will be developed in the manner originally contemplated. Based upon this review, Dream Homes will decide: (a) as to land that is under a purchase contract but not owned, whether the contract will be terminated or renegotiated; and (b) as to land Dream Homes owns, whether the land can be developed as contemplated or in an alternative manner, or should be sold. Dream Homes will then further determine which costs that have been capitalized are recoverable and which costs should be written off.

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Dream Homes will capitalize certain project marketing costs and charge them against income as homes are closed. As of December 31, 2011, 2010, and 2009, Dream Homes has capitalized an aggregate of none in such costs.

Warranty Costs

Generally, a homebuyer will be provided a limited warranty that is underwritten through a third party warrantor. This limited warranty will cover defects in materials and workmanship for the first year after closing and defects in electrical, plumbing, and mechanical systems for the first two years after closing. This limited warranty will also cover major structural defects for up to 10 years after closing. Dream Homes may have recourse against subcontractors for claims relating to workmanship and materials. Estimated warranty costs will be recorded at the time of closing.

Advertising Costs

Dream Homes’ will expense advertising costs as incurred except as described under construction work-in-progress inventory. Advertising costs incurred for the years ended December 31, 2011, 2010, and 2009, and from inception (January 29, 2008) through December 31, 2011, 2010, and 2009 were none, none, none, none, none, and none, respectively.

Insurance Costs

Dream Homes accrues for the expected costs associated with the deductibles and self-insured retentions on its various insurance policies.

Offering Costs

Offering costs incurred by Dream Homes in connection with the proposed registration statement will be expensed as incurred.

Net Income (Loss) Per Share

Per share data has been computed and presented pursuant to the provisions of SFAS No. 128, Earnings Per Share. Net income (loss) per common share - basic is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes. Actual results could differ materially from these estimates.

On an ongoing basis, Dream Homes evaluates its estimates, including those related to revenue recognition, accounts receivable allowance, fair value of investments, fair value of acquired intangible assets and goodwill, useful lives of intangible assets and property and equipment, deemed value of common stock for the purpose of determining stock-based compensation, and income taxes, among others. Dream Homes bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Dream Homes’ board of directors determines the fair market value of Dream Homes’ common stock in the absence of a public market for these shares.

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Fair Value of Financial Instruments

The carrying amounts of Dream Homes’ financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued liabilities, approximate fair value because of their short maturities.

Going Concern

The accompanying financial statements have been prepared and are presented in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of Dream Homes’ as a going concern.

Dream Homes’ has incurred net losses of $3,031,942 (inclusive of consulting services exchanged for common stock of $2,754,116) from inception (January 29, 2008) through December 31, 2011. Dream Homes’ also has a liquidity deficit as of December 31, 2011 of $218,039 (this excludes amounts due from related parties of $24,742 as of December 31, 2011). There is no assurance that Dream Homes can reverse its cash/accrual basis operating losses, or that it can raise additional capital to allow it to continue its planned operations. These factors raise substantial doubt about Dream Homes’ ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary because of the above uncertainty.

Management expects that Dream Homes will continue to experience negative cash flows from operations and net losses for the foreseeable future or until Dream Homes completes the acquisition of properties and converts them into profit making inventory. Based upon management’s current plans, management believes that Dream Homes’ existing capital resources, and the proceeds of a planned registration offering of approximately $5,000,000 will be sufficient to meet Dream Homes’ operating expenses and capital requirements to obtain profitable operations.

If Dream Homes does not complete its planned registration offering, and if no other sources of additional capital are viable, management anticipates that it would substantially reduce Dream Homes’ operating expenses to the minimum required to support the continued development of its current properties held for development. Mr. Vincent Simonelli has agreed to provide the additional funds as needed to ensure the continuation of Dream Homes and to provide the real estate development expertise and technical skills needed to complete planned property acquisitions. There can be no assurance that Mr. Simonelli will be able to complete the property acquisitions in a timely manner to take advantage of the timing in the market place for planned property development. There can be no assurance that Dream Homes’ negative cash flow will not necessitate ceasing of operations entirely.

Advances to and from Unconsolidated Related Parties

The trends, uncertainties, and other factors that have negatively impacted the Dream Homes’ business and the real estate industry in general have also impacted advances to and from unconsolidated related parties.

Dream Homes evaluates the recoverability of its advances to unconsolidated related parties using similar methodology that it will use to evaluate its investments in construction work-in-progress inventories. When markets deteriorate and it is no longer probable that Dream Homes can recover its advances to these unconsolidated related parties, Dream Homes writes-down its advances. If an unconsolidated related party has its own loans or is principally a joint venture to hold an option, such impairment may result in the majority or all of Dream Homes’ investment being impaired. See “Construction Work-in-Process Inventory” above for more detailed disclosure on Dream Homes’ evaluation of inventory.

Amounts due from unconsolidated related parties as of December 31, 2011, 2010, and 2009 include the following:

	2011	2010	2009

Foxmoor at Absecon Corp.	$-	$-	$138,065
Foxmoor at Hamilton, LLC	-	2,000	-
Foxmoor at Little Egg Harbor, LLC	-	6,500	6,500
Covered Bridge Sports Plex Corp.	-	13,836	13,836
Foxmoor at Newfield, LLC	-	5,500	5,500
VCS Holdings, LLC	-	57,150	53,680
General Property Investments, LLC	24,742	-	-

Total	$24,742	$84,986	$217,581

49

Amounts due to unconsolidated related parties as of December 31, 2011, 2010, and 2009 included the following:

	2011	2010	2009

Foxmoor at Galloway Corp. – Accrued rent	$-	$19,644	$11,494
General Property Investments, LLC	-	5,600	-
VCS Holdings, LLC – Note payable	-	-	125,000
Foxmoor at Twin Lakes, LLC	-	2,100	-

Total	$-	$27,344	$136,494

The amount due from Foxmoor at Absecon Corp. consisting of a promissory note dated in 2008 of $125,000, and unpaid accrued interest at 8% was determined to be worthless by Dream Homes’ management on December 31, 2010. The composition of this loss on the write-off of this related party note receivable consisted of the following:

Principal balance	$125,000
Accrued interest:
2008	8,065
2009	10,000
2010	10,000
28,065
Interest payments	11,350
Net unpaid	16,715
Net write-off	$141,715

Concurrently, VCS Holdings, LLC forgave the $125,000 used to fund the note receivable from Foxmoor at Absecon Corp. This advance from VCS Holdings, LLC was non-interest bearing and was due on demand.

Significant Recent accounting pronouncements

Significant recent accounting pronouncements issued and adopted by Dream Homes include the following:

Effective January 1, 2009, Dream Homes adopted SFAS No. 157, “Fair Value Measurements” (codified in “ASC 820”), for its non-financial assets and liabilities and for its financial assets and liabilities measured at fair value on a non-recurring basis. ASC 820 provides a framework for measuring fair value in generally accepted accounting principles, expands disclosures about fair value measurements, and establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The adoption of ASC 820 for Dream Homes’ non-financial assets and liabilities did not have a material impact on Dream Homes’ financial statements, though it may in the future.

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” FSP No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”, and FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (all codified in ASC 820). Dream Homes adopted these FSPs as of January 2009, which did not have a material impact on Dream Homes’ financial statements.

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In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” as codified in ASC 855, “Subsequent Events” (“ASC 855”). ASC 855 provides guidance regarding general standards of accounting for, and disclosures of, events that occur after the date of the balance sheet, but before financial statements are issued or are available to be issued. ASC 855 sets forth: (i) the period after the date of the balance sheet during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the date of the balance sheet in its financial statements, and (iii) the disclosures that an entity should make about events or transactions that occurred after the date of the balance sheet. ASC 855 was effective for interim periods ending after June 15, 2009. The adoption did not have a material impact on Dream Homes’ financial statements.

In August 2009, the FASB issued Accounting Standards Update No. 2009-5, “Fair Value Measurements and Disclosures (Topic 820) — Measuring Liabilities at Fair Value,” (“ASU 2009-5”), which amends ASC 820 to provide additional guidance to clarify the measurement of liabilities at fair value in the absence of observable market information. ASU 2009-5 is effective for Dream Homes beginning November 1, 2009. The adoption of ASU 2009-5 is not expected to have a material impact on Dream Homes’ financial position, results of operations and cash flows.

Income Taxes — Valuation Allowance:

Significant judgment is required in estimating valuation allowances for deferred tax assets. In accordance with ASC 740, a valuation allowance is established against a deferred tax asset if, based on the available evidence, it is more likely than not that such asset will not be realized. The realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income in either the carryback or carry forward periods under current tax law. Dream Homes periodically assesses the need for a valuation allowance for deferred tax assets based on ASC 740’s “more-likely-than-not” realization threshold criterion. In Dream Homes’ assessment, appropriate consideration is given to all positive and negative evidence related to the realization of deferred tax assets. This assessment considers, among other matters, the nature, frequency, and severity of current and cumulative income and losses, forecasts of future profitability, the duration of statutory carryback or carry forward periods, its experience with operating loss and tax credit carry forwards being used before expiration, and tax planning alternatives.

In accordance with ASC 740, Dream Homes assesses whether a valuation allowance should be established based on its determination of whether it is more likely than not that some or all of the deferred tax assets will not be realized. Dream Homes’ assessment of the need for a valuation allowance on its deferred tax assets includes assessing the likely future tax consequences of events that have been recognized in its financial statements or tax returns. Dream Homes bases its estimate of deferred tax assets and liabilities on current tax laws and rates and, in certain cases, on business plans and other expectations about future outcomes. Changes in existing tax laws or rates could affect actual tax results and future business results may affect the amount of deferred tax liabilities or the valuation of deferred tax assets over time. Dream Homes’ accounting for deferred tax assets represents its best estimate of future events using the guidance provided by ASC 740.

Due to uncertainties in the estimation process, particularly with respect to changes in facts and circumstances in future reporting periods (carry-forward period assumptions), it is reasonably possible that actual results could differ from the estimates used in Dream Homes’ historical analyses. Dream Homes’ assumptions require significant judgment because the residential homebuilding industry is cyclical and is highly sensitive to changes in economic conditions. If Dream Homes’ results of operations are less than projected and there is insufficient objectively verifiable evidence to support the likely realization of its deferred tax assets, a valuation allowance would be required to reduce or eliminate its deferred tax assets.

2. Income taxes

Dream Homes provides for the tax effects of transactions reported in the financial statements. The provision if any, consists of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities, if any, represent the future tax return consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. As of December 31, 2011, Dream Homes had no current tax liability, deferred tax assets, or liabilities to impact on Dream Homes’ financial position because the deferred tax asset related to Dream Homes’ net operating loss carry forward and is fully offset by a valuation allowance.

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As of December 31, 2011, Dream Homes has a net operating loss carry-forward for income tax purposes of approximately $278,000. These carry-forward losses are available to offset future taxable income, if any, and begin to expire in 2023. Dream Homes’ utilization of this carry forward against future taxable income may become subject to an annual limitation due to a cumulative change in ownership of Dream Homes of more than 50 percent.

Dream Homes has not recognized any income tax benefit for the losses generated for the period from inception (January 29, 2008) through December 31, 2011.

SFAS No. 109 requires that a valuation allowance be provided if it is more likely than not that some portion or all of a deferred tax asset will not be realized. Dream Homes’ ability to realize the benefits of any deferred tax asset will depend on the generation of future taxable income. Because Dream Homes has yet to recognize significant revenue from the sale of its products, Dream Homes has provided full valuation allowance of approximately $125,000, based on an expected effective tax rate of 45%.

3. Issuance of Shares of Common Stock

As of January 31, 2008, Dream Homes had issued an aggregate of 12,000,000 shares of common stock for an aggregate of $10,000 in cash or $.001 per share and the contribution of office equipment aggregating $2,000 or $.001 per share to Vincent Simonelli.

As of April 30, 2008, Dream Homes had sold an aggregate of 497,894 shares of common stock to approximately 26 individuals for $497,894 or $1.00 per share. The purchasers in this round of financing were individuals, all of whom were accredited investors, and all were previously-known to the Company’s officers, directors, or employees as business associates of these persons.

As of December 31, 2008, Dream Homes had issued an aggregate of 261,500 shares of common stock to approximately 22 individuals, 6 of whom were non-accredited company insiders, and 16 of whom were accredited investors, all working to identify and develop potential purchasers of the homes or buildable lots that would result from development, as consideration for real estate consulting fees for an aggregate consideration of $261,500 or $1.00 per share.

As of December 31, 2009, Dream Homes has issued an aggregate of 1,667,616 shares of common stock to approximately to 19 individuals, 3 of whom were non-accredited, in consideration of $1,667,616 in consulting services valued at $1.00. These persons were all independent contractors, and their services were compensated under the auspices of Rule 4(2) by the issuance of restricted shares of common stock.

As of September 30, 2010, Dream Homes had issued an aggregate of 825,000 shares of common stock in consideration for consulting services aggregating $825,000 or $1.00 per share. Under Rule 4(2), 3 family members, and two company employees, all non-accredited investors, acquired 238,290 shares, in the aggregate; and 8 accredited investors, all business associates, acquired the remaining 586,700 shares.

As of December 31, 2011, 2010, and 2009, Dream Homes had issued 15,252,010 shares of common stock for an aggregate consideration of $3,264,010, $3,264,010, and $2,439,010 consisting of $507,894 in cash, $2,756,116, $2,756,116, and $1,931,116 in consulting services or property, respectively.

4. Lease and Other Commitments

Dream Homes occupies office space on a month to month basis at Route 9 South, Forked River, New Jersey at $1,000 per month. Rental expense for the period from inception (January 29, 2008) through December 31, 2008, and for the years ended December 31, 2011, 2010, and 2009 were $11,000, $12,000, $12,000, and $12,000, respectively.

Dream Homes is currently negotiating with Vincent C. Simonelli to establish an employment contract. No terms of these negotiations have been disclosed.

5. Notes Payable in Default

On May 5, 2008, Dream Homes (then Foxmoor Holdings Corp) issued an 8% Convertible Note due on May 5, 2012 to an unrelated third party. Interest is payable on a quarterly basis in the amount of $1,600.

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This obligation is now in default with unpaid accrued interest of $17,067, $10,668, and $4,267 as of December 31, 2011, 2010, and 2009, respectively.

The holder is entitled, at its option, at any time within four years of issuance, to convert any or all of the amount outstanding (including accrued interest) at the rate of $2 per share of common stock.

On or about December 1, 2011, Dream Homes borrowed $35,000 from an unrelated third party at an interest rate of 15% per annum. The principal balance is due on or before January 1, 2014.

Interest payments are due monthly beginning on January 1, 2012 in the amount of $437.50. As of Monday, March 19, 2012, Dream Homes is in default having missed interest payments when due.

The loan is guaranteed by Mr. Vincent Simonelli, president and majority shareholder of dream Homes.

6. Legal Proceedings

From time to time, Dream Homes may be subject to legal proceedings and claims in the ordinary course of business. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. In addition, the result of an unfavorable outcome on certain of these matters could have a material adverse effect on Dream Homes’ financial position, results of operations, and cash flows.

7. Subsequent Events

Dream Homes’ management has evaluated subsequent events through Monday, March 19, 2012, which is the date these audited financial statements were available to be issued, and there were no recognizable subsequent events.

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5,000,000 SHARES

DREAM HOMES LIMITED

COMMON STOCK

PROSPECTUS

Through and including June __, 2012 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth expenses in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated, except the SEC registration fee.

SEC registration fee	$600
Legal fees and expenses	$20,000
Accountants’ fees and expenses	$25,000
Miscellaneous fees	$4,400
Total	$50,000

Item 14. Indemnification of Directors and Officers

Section 78.751 of Nevada Revised Statutes provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by Dream Homes Limited against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and in any criminal proceeding in which such person had reasonable cause to believe his conduct was lawful. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnification for expenses.

As authorized by Section 78.037 of Nevada Revised Statutes, the Company’s Articles of Incorporation eliminate or limit the personal liability of a director to the Company or to any of its shareholders for monetary damage for a breach of fiduciary duty as a director, except for:

● Acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or

● The payment of distributions in violation of Section 78.300 of Nevada Revised Statutes.

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The Company’s Articles of Incorporation provide for indemnification of officers and directors fully permitted by Nevada law. Such indemnification applies in advance of the final disposition of a proceeding. At present, there is no pending litigation or proceeding involving any director or officer as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director or officer.

Our By-laws, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our By-laws, as amended, is to eliminate our right and our shareholders (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our By-laws, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In May 2007, the Company entered into indemnification agreements with each of the Officers and Directors of the Corporation individually.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of transactions by us within the past three years involving sales of our securities that were not registered under the Securities Act. Each offer and sale was exempt from registration under either Section 4(2) of the Securities Act or Rule 506 under Regulation D of the Securities Act because (i) the securities were offered and sold only to accredited investors; (ii) there was no general solicitation or general advertising related to the offerings; (iii) each investor was given the opportunity to ask questions and receive answers concerning the terms of and conditions of the offering and to obtain additional information; (iv) the investors represented that they were acquiring the securities for their own account and for investment; and (v) the securities were issued with restrictive legends.

As of January 31, 2008, Dream Homes has issued an aggregate of 12,000,000 shares of common stock to the founder, Vincent Simonelli, for an aggregate of $10,000 in cash or $.001 per share and the contribution of office equipment aggregating $2,000 or $.001 per share.

As of April 30, 2008, Dream Homes has sold an aggregate of 497,894 shares of common stock for $497,894 or $1.00 per share. The purchasers in this round of financing were individuals, all of whom were accredited investors, and all were previously-known to the Company’s officers, directors, or employees as business associates of these persons.

As of December 31, 2008 Dream Homes has issued an aggregate of 261,500 shares of common stock to approximately 22 individuals, 6 of whom were non-accredited company insiders, and 16 of whom were accredited investors, all working to identify and develop potential purchasers of the homes or buildable lots that would result from development, as consideration for real estate consulting fees for an aggregate consideration of $261,500 or $1.00 per share.

As of December 31, 2009, Dream Homes has issued an aggregate of 1,667,616 shares of common stock to approximately to 19 individuals, 3 of whom were non-accredited, in consideration of $1,667,616 in consulting services valued at $1.00. These persons were all independent contractors, and their services were compensated under the auspices of Rule 4(2) by the issuance of restricted shares of common stock.

As of September 30, 2010, we issued an aggregate of 825,000 shares of common stock in consideration for consulting fees aggregating $825,000 or $1.00 per share. Under Rule 4(2), 3 family members, and two company employees, all non-accredited investors, acquired 238,290 shares, in the aggregate; and 8 accredited investors, all business associates, acquired the remaining 586,700 shares.

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Item 16. Exhibits and Financial Statement Schedules

The exhibits set forth under the caption “Exhibit Index” below are included in this filing and incorporated by reference. The financial statement schedules have been omitted because they are not applicable, not required, or the information is included in the consolidated financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.          To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than a payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Forked River, State of New Jersey, on May 7, 2012.

Dream Homes, Ltd.

By:	/s/ Vincent Simonelli
Name:	Vincent Simonelli
Title:	Chief Executive Officer and Principal Financial and Accounting Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Dream Homes Ltd., do hereby constitute and appoint Vincent Simonelli, and each of them individually, our true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Vincent Simonelli	Director, Chief Executive Officer, and Principal Financial and Accounting Officer	May 7, 2012
Vincent Simonelli

/s/ Richard Pezzullo	Director	May 7, 2012
Richard Pezzullo

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EXHIBIT INDEX

The following exhibits are filed as part of this registration statement:

3.1	Certificate of Incorporation filed with State of Nevada, January 30, 2008(1)
3.1.1	Amendment to Articles of Incorporation (Name Change), filed July 30, 2010(1)
3.2	Bylaws(1)
4.1	Form of Corporate Share Certificate – common stock (2)
5.1	Opinion of Legal Counsel, Dieterich & Associates (filed with this Registration Statement)
10.1	Agreement between E.S.K. Builders at Keansburg, L.L.C. and Seaview Gardens at Keansburg, L.L.C., dated January 2009 (refiled with this Registration Statement)
10.1A	Signature page (only) of Exhibit 10.1 (filed April 27, 2012 and as part of 10.1 with this Registration Statement)
10.2	Form of Dream Homes Limited Subscription Agreement as Amended (2)
10.3	Agreement of Sale between Loretta Development, LLC and 2404 LLC, 1401 LLC, Albert Benner and Mark Sykes, dated April 3, 2006(1)
10.4	Assignment of Contracts and Equitable Interest – Redwood Avenue from Loretta Development, LLC and Foxmoor Holdings Corp., dated May 5, 2010(1)
10.5	Assignment of Contracts and Equitable Interest – Seaview Gardens from Loretta Development, LLC and Foxmoor Holdings Corp., dated May 5, 2010(1)
10.6	Amendment to April 3, 2006 Agreement of Sale between Loretta Development, LLC and 2404, LLC, dated December 31, 2010 (filed with this Registration Statement)
14.1	Code of Ethics (2)
23.1	Consent of Dieterich & Associates (Legal Counsel) (included in Exhibit 5.1)
23.2	Consent of LGG & Associates, PC, Independent Certified Public Accounting Firm (filed with this Registration Statement)

(1)	Filed with the original Registration statement on August 12, 2011
(2)	Filed with the Amended Registration statement on April 27, 2012

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